UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14(a)-12

IKANOS COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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☐	Fee paid previously by written preliminary materials.

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IKANOS COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2010

1:30 P.M. PACIFIC DAYLIGHT TIME

We cordially invite you to attend the 2010 annual meeting of stockholders of Ikanos Communications, Inc. The meeting will be held on Tuesday, June 8, 2010 at 1:30 p.m., Pacific Daylight Time, at 47669 Fremont Boulevard, Fremont, CA 94538. At the meeting we will:

1.	Elect the Class II directors who have been previously nominated for a term of three years and until their successors are duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2011; and

3.	In accordance with the discretion of the proxy holders, transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice of Annual Meeting of Stockholders. Stockholders who owned our common stock at the close of business on Friday, April 9, 2010, may attend and vote at the meeting. Even if you plan to attend the meeting, we request that you vote your shares as promptly as possible.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement, our 2009 Annual Report and letter to stockholders. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report, letter to stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Sincerely,

/s/ Noah D. Mesel
Noah D. Mesel Vice President, General Counsel & Corporate Secretary

Fremont, California

April 29, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 8, 2010

This proxy statement, our annual report, our letter to stockholders and any amendments or supplements to the foregoing material that is required to be furnished to stockholders are available on the internet at http://www.ikanos.com/investor/annual-reports/.

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IKANOS COMMUNICATIONS, INC.

PROXY STATEMENT

FOR THE

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors of Ikanos Communications, Inc. (“Ikanos” or the “Company”) is soliciting proxies for the 2010 annual meeting of stockholders to be held at 47669 Fremont Boulevard, Fremont, CA 94538 on Tuesday, June 8, 2010, at 1:30 p.m., Pacific Daylight Time (the “Annual Meeting”). The address of our principal executive office is 47669 Fremont Boulevard, Fremont, CA 94538 and our telephone number at this address is 510-979-0400. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Proxy materials, which include this Proxy Statement, the accompanying proxy card or voting instruction card, a letter to stockholders and the Annual Report of Ikanos on Form 10-K for the fiscal year ended January 3, 2010 (the “Annual Report”), are being distributed and made available to stockholders entitled to vote on or about April 29, 2010.

Costs of Solicitation

We will pay the costs of soliciting proxies from stockholders. We are required to request brokers and nominees who hold our common stock in their name to furnish our proxy materials to beneficial owners of such common stock. We will reimburse such firms and nominees for their reasonable expenses in forwarding the proxy materials to these beneficial owners. Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on April 9, 2010, are entitled to attend and vote at the Annual Meeting. On the record date, 54,165,147 shares of our common stock were outstanding and held of record. The closing price of our common stock on the NASDAQ Global Market on the record date was $3.15 per share.

QUESTIONS AND ANSWERS

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why am I receiving these materials?

A:	Our board of directors is providing these proxy materials to you in connection with the Annual Meeting, which will take place on Tuesday, June 8, 2010, at 1:30 p.m., Pacific Daylight Time. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers and certain other required information. Our Annual Report and audited financial statements, letter to stockholders, proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the meeting:

Proposal One	Election of the Class II directors set forth in this Proxy Statement; and

Proposal Two	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2011.

Q:	What are the Board’s voting recommendations?

A:	Our board of directors recommends that you vote your shares as follows:

Proposal One	FOR the election of each nominee for Class II director for a term of three years and until their successors are duly elected and qualified.

Proposal Two	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (the “independent auditors”) for the fiscal year ending January 2, 2011.

Q:	Who can vote at the Annual Meeting?

A:	Our board of directors has set April 9, 2010 as the record date for the Annual Meeting. All stockholders who owned shares of our common stock at the close of business on April 9, 2010 (the “Record Date”), may attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On April 9, 2010, 54,165,147 shares of our common stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You may also vote via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Beneficial Ownership—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your stockbroker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request a legal proxy from your stockbroker or nominee in order to vote at the meeting. Your stockbroker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You also may vote via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	How many votes does Ikanos need to hold the Annual Meeting?

A:	A majority of our outstanding shares as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted by telephone or via the Internet.

Q:	How are votes counted?

A:	You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal it has the same effect as a vote against. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each director and “FOR” ratification of the appointment of our independent auditors. Currently, brokers for beneficial owners of stock held in “street name” have the discretion to vote any shares so held with respect to which they have not received instructions by 10 days prior to the Annual Meeting on the ratification of the appointment of our independent auditors. Brokers do not have discretionary authority to vote on the election of directors. As a result, if stockbrokers do not receive voting instruction prior to the Annual Meeting, shares held in “street name” will not be voted on the election of directors and are known as “broker non-votes.” Broker non-votes are counted for the purpose of establishing a quorum for the Annual Meeting as described above under the caption “Beneficial Ownership.”

Q:	What is the voting requirement to approve each of the proposals?

A:	With respect to Proposal One (the election of our directors), one of the two nominees is elected by a plurality vote, and therefore the one individual receiving the highest number of “FOR” votes will be elected. One of the nominees is elected by the vote of the Tallwood Investors as described under the caption “Proposal One – Election of Directors – General.” Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the appointment of our independent auditors) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and voting at the Annual Meeting (the “Votes Cast”). Broker non-votes are not considered to be Votes Cast with respect to a particular item.

Q:	How can I get electronic access to the proxy materials?

A:	You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

Our proxy materials are also available on our Investor Relations website at http://www.ikanos.com/investor/annual-reports/.

Q:	Can I vote my shares by filling out and returning the Notice?

A:	No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification to the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker or nominee in order to vote at the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

BY TELEPHONE OR THE INTERNET—If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided on your proxy card or voting instruction card.

BY MAIL—If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on June 7, 2010 (your latest telephone or Internet proxy is counted); or by attending the Annual Meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“ SEC”) within four business days after the Annual Meeting. If our final voting results are not available within four business days after the Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q:	Who are the proxies and what do they do?

A:	A proxy is your legal designation of another person to vote on your behalf. The two persons named as proxies on the enclosed proxy card, Diosdado Banatao, our Executive Chairman and Interim President & Chief Executive Officer, and Cory J. Sindelar, our Chief Financial Officer, were designated by our board of directors. By completing and returning the enclosed proxy card, you are giving the proxies the authority to vote your shares in the manner you indicate on your proxy card. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	You may receive more than one set of proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to be certain that all of your shares are voted.

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials at that address, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards and each proxy card will need to be completed, signed, dated and returned in order for all your shares to be voted.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to Investor Relations, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538 or to ir@ikanos.com or call us at (510) 438-5360. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the two proposals described in this Proxy Statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Diosdado Banatao, our Executive Chairman and Interim President & Chief Executive Officer, and Cory J. Sindelar, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason our nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our board of directors or our Nominating and Corporate Governance Committee.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may retain the services of a third party firm to aid in the solicitation of proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at next year’s annual meeting of stockholders. Stockholders may also recommend candidates for election to our board of directors. See “Corporate Governance and Other Matters-Consideration of Stockholder Recommendations and Nominations.” Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2011 proxy statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than December 30, 2010, which is the date 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2011 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2011 proxy statement pursuant to Rule 14a-8 may be submitted in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than January 29, 2011 for the 2011 annual meeting of stockholders, which is 90 calendar days prior to the anniversary of the mailing date of this Proxy Statement; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. As described in our Bylaws, the stockholder notice must set forth the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation that are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in such stockholder’s capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2011 annual meeting. In addition to the notice above, when seeking to include a nomination, the stockholder must also include: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the corporation that are beneficially owned by the nominee, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

CORPORATE GOVERNANCE AND OTHER MATTERS

Board Independence

Our board of directors is the ultimate decision-making body for the Company, except with respect to those matters reserved for the approval of stockholders. The board of directors has reviewed the independence of each director and director nominee, and concluded that, other than Diosdado Banatao, current directors Danial Faizullabhoy, Paul Hansen, Frederick Lax, George Pavlov and James Smaha have had no material relationship with Ikanos or any of its subsidiaries or affiliates and, therefore, are independent under the listing rules of the NASDAQ Stock Market (the “NASDAQ Rules”).

Effective August 24, 2009, pursuant to the Securities Purchase Agreement dated April 21, 2009 (the “Securities Purchase Agreement”), by and among us, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership (collectively, the “Tallwood Investors” or “Tallwood”), and the terms of the Company’s Certificate of Designation of Series A Preferred Stock, the Tallwood Investors appointed Mr. Diosdado Banatao to our board of directors as a Class III director, Mr. George Pavlov as a Class I director and Mr. James Smaha as a Class II director.

Pursuant to the terms of the Securities Purchase Agreement, Mr. Gopal Venkatesh and Ms. Elizabeth Fetter resigned from our board of directors effective on August 24, 2009. Mr. Venkatesh and Ms. Fetter’s resignation from the board did not involve any disagreement with the Company.

We have also determined that all directors serving as members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under the NASDAQ Rules and the rules of the SEC.

Consideration of Stockholder Recommendations and Nominations

The Nominating and Corporate Governance Committee of our board of directors will consider both recommendations and nominations from stockholders for candidates to our board of directors. A stockholder who desires to recommend a candidate for election to our board of directors shall direct the recommendation in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, and must include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, information regarding any relationships between the candidate and Ikanos and evidence of the nominating person’s ownership of our stock and amount of stock holdings. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an annual meeting, recommendations for nominations must be received on or before the deadline for receipt of stockholder proposals. See “Deadline for Receipt of Stockholder Proposals.” A recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, potential conflicts of interest, other commitments and personal references.

If, instead, a stockholder desires to nominate a person directly for election to our board of directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in our Bylaws, including; (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation that are beneficially owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (2) as to the stockholder giving the notice: (i) the name and address, as they appear on the corporation’s books, of such stockholder, (ii) the class and number of shares of the corporation that are beneficially owned by such stockholder and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee has used the following procedures to identify and evaluate any individual recommended or offered for nomination to the board of directors:

•

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the Nominating and Corporate Governance Committee from other sources.

•	In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the Nominating and Corporate Governance Committee will consider the following:

¡	The current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board.

¡

Such factors as character, integrity, judgment, diversity of experience, diversity of personal background that may enable a candidate to offer unique perspectives relevant to our business, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and length of service with respect to candidates eligible for re-election. The Nominating and Corporate Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.

¡	Other factors that the Nominating and Corporate Governance Committee may consider appropriate.

•	The Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board:

¡	The highest personal and professional ethics and integrity.

¡	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

¡	Skills that are complementary to those of the existing board members.

¡	The ability to assist and support management and make significant contributions to our success.

¡	An understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

•

If the Nominating and Corporate Governance Committee determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Corporate Governance Committee, the board or management.

•	The Nominating and Corporate Governance Committee may propose to the board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the board.

Stockholder Communication with our Board of Directors

As a stockholder of Ikanos, you may contact any of our directors by writing to them by certified mail to the board of directors, c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538. Any stockholder communication directed to the board of directors (other than concerns regarding questionable accounting or auditing matters, which will be directed directly to the Audit Committee) will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” the Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication, and forward a copy of the stockholder communication and draft response to the chairperson of the Nominating and Corporate Governance Committee. The summary and response will become part of the stockholder communications log maintained with respect to all stockholder communications. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the chairperson of the Nominating and Corporate Governance Committee for appropriate action.

At least quarterly, or more frequently as may be appropriate, the Nominating and Corporate Governance Committee will forward copies of all such original stockholder communications along with the related memos and responses to the board of directors for review.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all our employees. Our Code of Business Conduct and Ethics is available at our investor relations website at http://www.ikanos.com/investor/governance/. Any waiver or amendment to our Code of Business Conduct and Ethics that applies to our Chief Executive Officer or Chief Financial Officer and other officers providing financial information will be disclosed on our website at www.ikanos.com or in a report on Form 8-K filed with the SEC. Currently, there are no waivers or amendments.

Board Leadership Structure.

Our board of directors has determined that having a non-management director serve as Chairman of the Board is in the best interest of our stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of our company, including the oversight of risks, and active participation of the independent directors in setting agendas and establishing priorities and procedures for our board. Since the departure of our founding CEO, the board has had a general policy that the positions of Chairman of the Board and CEO should be held by different people as an aid in the board’s oversight of management.

•	presiding over all meetings of the board;

•	preparing the agenda for board meetings in consultation with the CEO and other members of the board;

•	calling and presiding over meetings of the independent directors; and

•	working with the Chairman of the Nominating and Corporate Governance Committee to oversee the board’s process for annual director self-assessment and evaluation of the board and of the CEO;

The board believes that there may be advantages to having a non-management chairman for matters such as communications and relations between the board, the CEO, and other senior management; in assisting the board in reaching consensus on particular strategies and policies; and in facilitating robust director, board, and CEO evaluation processes. Until Mr. Gulett’s resignation from the board and as our CEO on April 27, 2010, Ikanos’ board consisted of the CEO, Mr. Gulett, and six non-management directors, of which five were independent directors. Following Mr. Gulett’s resignation, Mr. Banatao was appointed Executive Chairman and Interim President and CEO. Prior to this appointment, one of Mr. Banatao’s roles as Chairman of the Board was to oversee and manage the board and its functions, including setting meeting agendas in consultation with the CEO and running board meetings. In this regard, Mr. Banatao and the board in their advisory and oversight roles were particularly focused on assisting the CEO and senior management in seeking and adopting successful business strategies and risk management policies, and in making successful choices in management succession. Although Mr. Banatao is currently our Interim President and CEO, we expect the board’s advisory and oversight roles will continue as they have in the past.

Attendance by Board Members at the Annual Meeting of Stockholders

Our board of directors is strongly encouraged to attend the annual meeting of stockholders. All individuals then serving as directors attended our 2009 Annual Meeting of Stockholders.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

We currently have authorized seven directors and our board of directors currently consists of six members. The Board is divided into three classes, with Class I and II each composed of two directors and Class III composed of three directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting.

The current composition of the Board is as follows:

Class II Directors (term expiring at this Annual Meeting)	Danial Faizullabhoy
James Smaha

Class III Directors (serving until 2011 annual meeting)	Diosdado Banatao
Paul Hansen

Class I Directors (serving until 2012 annual meeting)	Frederick Lax
George Pavlov

Our directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, disqualification or removal. There are no family relationships among any of our directors and executive officers. All of the directors, including the Class II nominees, are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them “FOR” one of the two Class II nominees, Mr. Faizullabhoy. In the event that the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy. We are not aware of any reason that the nominee will be unable or will decline to serve as a director. Our board of directors recommends a vote “FOR” the election of the Class II nominee listed above.

The third nominee for Class II director, Mr. Smaha, will be elected by the Tallwood Investors. One of the Tallwood Investors, Tallwood Partners III, L.P., controls the single outstanding voting share of our Series A Preferred (the “Voting Share”). As the holder of the Voting Share, Tallwood Partners III, along with the other Tallwood Investors, has the right to elect three members out of seven members to our board of directors while the Tallwood Investors hold at least 35% of the outstanding Ikanos common stock. If at any time the Tallwood Investors’ ownership in Ikanos common stock falls below 35%, they will promptly notify the Company, the number of directors the Tallwood Investors are entitled to elect to our board of directors will be reduced proportionally, and if required under the terms of the Certificate of Designation, one or more Tallwood-elected directors will resign. The Tallwood Investors appointed Diosdado Banatao and George Pavlov to the board in August 2009, and James Smaha to the board of directors in April 2010. Mr. Smaha’s term expires at this Annual Meeting, and the Tallwood Investors have informed the Company that they intend to re-elect Mr. Smaha as a director.

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships

The names of the members of our board of directors, including the Class II nominees, their ages as of February 28, 2010 and certain information about them, are set forth below.

Diosdado Banatao

Age: 63

Director Since: August 2009

Chairman of the Board

Committee: Member of the Strategic Committee

Principal Occupation: Managing Partner of Tallwood Venture Capital since July 2000. From April 2008 to June 2009, Mr. Banatao served as Interim CEO of SiRF Technologies Holdings, Inc., a publicly-traded company that was acquired by CSR plc in June 2009. Prior to forming Tallwood, Mr. Banatao was a venture partner at the Mayfield Fund, a venture capital firm, from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Graphics, Chips & Technologies and Mostron. Mr. Banatao also held positions in engineering and general management at National Semiconductor Corporation, Seeq Technologies, Intersil Corporation and Commodore International.

Education: B.S.E.E., cum laude, from the Mapua Institute of Technology in the Philippines and an M.S. in Electrical Engineering from Stanford University.

Board Member: CSR plc, a public company traded on the London Stock Exchange, from July 2009 to present. Mr. Banatao served on the board of directors of SiRF Technologies Holdings, Inc prior to its acquisition by CSR, from February 1995 to June 2009, and Sequoia Communications from March 2003 to September 2009. Mr. Banatao also serves as Chairman of InPhi Corporation, Quintic Corporation, and is on the boards of directors of Alphion Corporation, Pixim Inc., Redfern Integrated Optics, Inc., T-RAM Semiconductor, Inc., Wave Semiconductor and Wilocity Ltd., each a private company.

Mr. Banatao’s background as a technologist, as well as a senior manager of, board member of, and investor in numerous semiconductor companies provides a diversity of experience for his service on our board. The companies with which he has been involved range from start-up companies to very large public corporations. In addition, as the managing partner of Tallwood Venture Capital, our largest investor, he has a significant stake in the continued success of the Company. Mr. Banatao was appointed to our board by the Tallwood Investors and serves at their discretion.

Danial Faizullabhoy*

Age: 48

Director Since: July 2001

Committees: Member of the Audit Committee and the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee

Principal Occupation: President and Chief Executive Officer of BroadLogic, Inc., a video-processing mixed signal semiconductor design and supply company, since July 2006. From July 1998 to July 2006, Mr. Faizullabhoy was a Managing Director with Walden International, a venture capital firm. From 1986 to 1998, Mr. Faizullabhoy held various positions at Adaptec, including Applications Engineer, Product/Marketing Manager, and Vice President and General Manager of Target and Optical division. Prior to that, Mr. Faizullabhoy was a design engineer at Production Automation.

Education: B.S.E.E. from Norwich University and a M.B.A. degree from Santa Clara University.

Board Member: BroadLogic, a private company, from December 1998 to present. Mr. Faizullabhoy also served on the board of directors on the follow private companies: Matisse Networks from May 2001 to April 2007, Sierra Atlantic from July 1999 to April 2007 and Airtight Networks from March 2004 to April 2007.

Mr. Faizullabhoy is very familiar with the Company’s business based upon his ten years of service on our board. He brings an important breadth of perspective based upon his exposure to numerous technology companies through his role at Walden International. In addition, his operational and financial experience as CEO of BroadLogic enables him to provide insights related to the telecommunications semiconductor industry.

Paul G. Hansen

Age: 61

Director Since: July 2004

Committees: Member of the Nominating and Corporate Governance Committee and Chairman of the Audit Committee

Principal Occupation: Since April 2001, Mr. Hansen has worked as an independent consultant. Prior to that, Mr. Hansen served as Executive Vice President and Chief Financial Officer of TIBCO Software, a business integration and process management software company, from July 1998 to April 2001. From 1984 to July 1998, Mr. Hansen held various positions at Adaptec, Inc., including Vice President, Finance, Chief Financial Officer and Assistant Secretary from 1988 to July 1998.

Education: B.S. degree in Business from the State University of New York Fredonia.

Board Member: Presym Corp., a private company, from April 2005 to November 2009.

Having a long career as a senior finance executive at large public companies, Mr. Hansen provides Ikanos important experience in governance, finance and operational oversight. In his roles at TIBCO and Adaptec, Mr. Hansen oversaw critical business integration and implementation of processes to support expanding operations. This background is especially valuable to Ikanos as we work to expand our business both organically and through strategic activity such as the acquisition of the BBA business from Conexant.

Frederick M. Lax

Age: 57

Director Since: January 2008

Committees: Member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee

Principal Occupation: Since 2006, Mr. Lax has worked as an independent telecommunications executive advisor. From February 2001 to January 2006, Mr. Lax was employed by Tekelec, a developer of next-generation switching and signaling telecommunications and network performance management technology, serving initially as its Chief Operating Officer and subsequently as President and Chief Executive Officer. Prior to his tenure at Tekelec, Mr. Lax held a number of senior positions at Bell Laboratories, AT&T and Lucent Technologies.

Education: B.S.E.E. from the University of Notre Dame and a Master’s degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Board Member: Argent Networks (Chairman of the Board), a private company, from April 2006 to February 2008. Tekelec, a public company, from February 2003 to January 2006.

Mr. Lax has a long tenure in the telecommunications systems business, including service at businesses that are our customers today. His insights as a former senior executive and current independent telecommunications executive advisor enable Mr. Lax to provide guidance to management on a wide variety of governance and operations matters.

George Pavlov

Age: 49

Director Since: August 2009

Committee: Chairman of the Compensation Committee

Principal Occupation: Since 2002, Mr. Pavlov has been General Partner of Tallwood Venture Capital. Prior to joining Tallwood, Mr. Pavlov was Chief Executive Officer of eTime Capital and a General Partner and Chief Financial Officer of Mayfield, a venture capital fund. Before Mayfield, Mr. Pavlov was the Chief Financial Officer and Managing Director of Blum Capital Partners and he held several financial and sales management positions at NeXT Computer.

Education: B.S. degree in Accounting from Boston College.

Board Member: Abound Logic (March 2006-present), Alphion Corp (May 2008-present)., Amulaire Thermal Technology (July 2005-present), Astute Networks (November 2005-present), Audience Inc. (December 2003-present), Calypto Design Systems (December 2002-present), Crossing Automation Inc. (September 2005-present), Ozmo Devices (April 2009-present), Quintic Corporation (September 2006-present) and SVTC (March 2007-present), each a private company.

Mr. Pavlov offers a perspective on our board informed by his career as a finance and operations executive. He is one of two members of our board who does not have a math and engineering background. As a General Partner of Tallwood, he has a significant stake in the continued success of the Company. Mr. Pavlov was appointed to our board by the Tallwood Investors and serves at their discretion.

James Smaha**

Age: 74

Director Since: April 2010

Principal Occupation: Mr. Smaha’s experience includes over 30 years in the semiconductor industry, including service as President and Executive Vice President of the Semiconductor Group of National Semiconductor Corporation as well as other senior roles at National Semiconductor. Prior to National Semiconductor, he spent 15 years in various positions with Fairchild Semiconductor and Raytheon Semiconductor. Upon retiring in 1989, Mr. Smaha served as an independent consultant, including with S3 and interWAVE Communications International Ltd., a telecommunications company.

Education: He holds a B.A. in mathematics from the University of Maine.

Board Member: SiRF Technologies Holdings, Inc., a publicly-traded that was acquired by CSR plc in June 2009, from October 2000 to June 2009.

Mr. Smaha brings the insights of a lengthy career as an engineer and senior executive in large semiconductor companies. He recently joined our board after being appointed by the Tallwood Investors, and serves at their discretion.

*	Denotes nominee for election by the stockholders at the Annual Meeting.
**	Denotes nominee for election by the Tallwood Investors at the Annual Meeting.

Board Meetings

Our board of directors held 22 meetings, including committee meetings, in 2009. During 2009, no director attended fewer than 100% of the aggregate of (i) the total number of meetings of our board of directors (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of our board of directors on which such director served (held during the period that such director served). During 2009, certain matters were approved by our board of directors or a committee of our board of directors by unanimous written consent. Generally, our non-management directors meet without management present each time the full board of directors convenes for a regularly scheduled meeting.

Board Committees

Our board of directors currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Committee. Each committee, other than the Strategic Committee, has a written charter that has been approved by our board of directors or a committee thereof, copies of which can either be viewed at the investor relations section of our website at http://www.ikanos.com/investor/governance/ or may be obtained upon request from the Company. The table below shows current membership for each of the standing committees of the board of directors.

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Strategic Committee
Diosdado Banatao	—	—	—	Member
Danial Faizullabhoy	Member	Member	Chair	—
Paul Hansen	Chair	—	Member	—
Frederick Lax	Member	Member	Member	—
George Pavlov	—	Chair	—	—
James Smaha	—	—	—	—

Audit Committee. Our Audit Committee is responsible for the oversight of our accounting, reporting and internal financial control structure. Among other functions, the Audit Committee is responsible for:

•	Overseeing and monitoring our accounting, financial reporting processes, audits and the integrity of our financial statements;

•

Selecting, engaging and overseeing the work of our independent registered public accounting firm (independent auditors) and reviewing the adequacy of our system of overseeing the independent registered public accounting firm’s (independent auditors) qualifications, independence and performance;

•	Assisting the board of directors in the oversight and monitoring of our compliance with legal and regulatory requirements;

•	Reviewing our internal accounting and internal financial control structure; and

•

Reviewing our audited financial statements and internal management reports and discussing the statements and reports with management and our independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and independent auditor’s disagreements with management.

Our board of directors has determined that each of the members of our Audit Committee is “independent,” as defined under and required by the federal securities laws and the NASDAQ Rules, including Rule 10A-3(b)(1) under the Exchange Act. Our board of directors has determined that Mr. Hansen qualifies as an “Audit Committee financial expert” under the federal securities laws and has the “financial sophistication” required under the NASDAQ Rules. Audit CommitteeOur Audit Committee held seven meetings in 2009.

Compensation Committee. Our Compensation Committee is primarily responsible for reviewing and approving the compensation, benefits, corporate goals and objectives of our chief executive officer and our other executive officers, evaluating the performance for our key executive officers, administering our employee benefit plans and making recommendations to our board of directors regarding these matters. Our Compensation Committee held seven meetings in 2009.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies, evaluates and recommends, or selects, nominees for our board of directors and its committees, conducts searches for appropriate directors, and evaluates the performance of our board of directors and of individual directors. The Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board of directors and management concerning corporate governance matters. Our Nominating and Corporate Governance Committee held five meetings in 2009.

Strategic Committee. In October 2007, the board formed a Strategic Committee for the purpose of providing guidance to management regarding potential strategic transactions the Company evaluates from time to time. Such strategic transactions include, for example, the acquisition of DSL assets from Centillium Communications announced in January 2008 and the acquisition of the Broadband Access product line from Conexant Systems, Inc. in August 2009 (the “BBA Acquisition”). In October 2008, the Strategic Committee was expanded to include all non-management members of the Board. After we closed the BBA Acquisition, the Strategic Committee was reconstituted to include Messrs. Banatao and Gulett. The Strategic Committee, which held three meetings in 2009 prior to August 24, 2009, does not meet regularly and has no formal charter. As previously noted, Mr. Gulett resigned from the board on April 27, 2010, and, as a result, he no longer serves on the Strategic Committee.

The Board’s Role in Risk Oversight

One of the board’s functions is oversight of risk management at Ikanos. Risk is inherent in business, and the board in conjunction with the committees seeks to understand and advise management on the appropriate level of risk the business should undertake.

Defining Risk. The board and management consider “risk” to be the possibility that an undesirable event could occur that results in a negative outcome or otherwise interferes with the successful accomplishment of a corporate objective. Risks vary in type and magnitude, and often can be obscured by the complexity of a particular business activity. Therefore, the board and management may not be able to foresee or understand that risk, to accurately assess the likelihood or magnitude of the potential consequences if the undesirable event actually occurs,

Assessing General Financial Risk. The Audit Committee is responsible for oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets at regularly scheduled meetings with our Chief Financial Officer, General Counsel and other members of management, and separately in executive sessions with our independent auditors, to discuss and review our financial statements, internal controls, and auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. In addition, the Committee chairman regularly meets between formal Audit Committee meetings with our independent auditors and meets from time to time between formal Audit Committee meetings with the Chief Financial Officer. The Audit Committee also receives regular reports at Committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Assessing Compensation-Related Risk. Consistent with new SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Ikanos management assessed the Company’s executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs, and determinations as to the sufficiency of risk identification. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Ikanos’ compensation philosophy supports the use of base salary and, where appropriate, performance-based compensation. In all cases, the compensation policies and practices are centrally designed and administered. Field sales personnel are paid substantially on a performance basis, consisting of sales commissions and performance objectives.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Ikanos; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors.

Cash Compensation. From February 2007 until December 2009, our non-employee directors received fees of $1,500 per full board meeting, $750 per independent board meeting, $1,000 per committee meeting and reimbursed business, travel and other related expenses incurred in connection with their attendance at these meetings. The chair of the Audit Committee received a quarterly retainer of $2,500, and the chairs of our Compensation Committee and our Nominating and Corporate Governance Committee each received a quarterly retainer of $1,250. Each non-employee director also received a $20,000 annual retainer, which was paid quarterly. Beginning with the fourth quarter of 2007, the Chairman of the Board received an additional quarterly retainer of $3,750.

After we completed the BBA Acquisition, the Nomination and Corporate Governance Committee retained Compensia, Inc., a management consulting firm that provides compensation advisory services, to advise the Compensation Committee and the board of directors regarding prevailing board compensation practices. Compensia reviewed the board compensation packages paid by a peer group of companies principally in the semiconductor business (the “Peer Group”). Those companies included in the Peer Group are listed below.

Company	Last 4 Quarters Revenue (in $MM)	Last 4 Qtrs Net Income (in $MM)	MarketCap (in $MM)
Actel	$212.10	$ (14.90)	$ 290.00
Applied Micro Circuits	$214.20	$(309.30)	$ 509.30
Atheros Communications	$445.80	$ 7.90	$1,088.70
Emulex	$411.70	$ (38.40)	$ 874.10
Entropic Communications	$128.20	$(141.30)	$ 152.70
Integrated Silicon Solution	$182.80	$ (30.60)	$ 69.50
IXYS	$273.60	$ (3.40)	$ 329.60
Micrel	$240.30	$ 21.50	$ 496.20
Mindspeed Technologies	$148.40	$ (8.20)	$ 56.40
Monolithic Power Systems	$154.40	$ 17.60	$ 731.50
NetLogic Microsystems	$136.10	$ (1.50)	$ 830.60
Oplink Communications	$148.70	$ (14.90)	$ 245.30
Pericom Semiconductor	$142.40	$ 10.50	$ 247.50
Power Integrations	$190.20	$ (5.00)	$ 634.70
Semtech	$280.50	$ 34.40	$1,020.00
Silicon Image	$247.80	$ (22.70)	$ 187.60
Trident Microsystems	$100.40	$ (56.10)	$ 129.00
Vitesse Semiconductor	$204.80	$(185.70)	$ 76.20
Volterra Semiconductor	$ 99.40	$ 11.30	$ 344.60
Zoran	$398.00	$(232.10)	$ 602.50

Most of the Peer Group companies’ last twelve-months’ revenue was in the range of $111 million to $268 million; three companies’ annual revenues were substantially higher (Atheros Communications, Emulex, and Zoran) and two companies’ annual revenues were significantly lower (Trident Microsystems and Volterra Semiconductor).

In December 2009, based upon the data presented by Compensia and upon approval by the full board of directors, the cash compensation structure of the board of directors was adjusted as follows: Our non-employee directors receive an annual board retainer of $35,000 that includes 10 qualifying meetings and, for each additional qualifying meeting, $1,500 per in-person meeting and $750 per telephonic meeting. An in-person meeting counts as one qualifying meeting and a telephonic meeting counts as one half of a qualifying meeting. Our non-employee Chairman of the Board will also receive an annual retainer of $12,000. The members of the Audit Committee receive an annual retainer of $12,000, which includes up to eight qualifying meetings. The members of the Compensation Committee receive an annual retainer of $5,000, which includes up to six qualifying meetings. The members of the Nominating and Corporate Governance Committee receive an annual retainer of $5,000 and includes up to four qualifying meetings. In addition, the chairs of the committees receive an annual retainer as follows: Audit Committee chair receives $8,000, the Compensation Committee chair receives $6,000 and the Nominating and Corporate Governance Committee chair receives $4,000. For each additional qualifying meeting, the chair receives $1,000 per in-person meeting and $500 per telephonic meeting.

Stock Option Program. Our 2004 Amended and Restated Equity Incentive Plan provides for the automatic grant of options to our non-employee directors. Each new non-employee director appointed or elected to the board of directors will receive an initial option to purchase 30,000 shares upon such appointment or election, except for those directors who become non-employee directors by ceasing to be employee directors. The initial option grant vests as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months receive a subsequent option to purchase 12,000 shares immediately following each annual meeting of our stockholders. The subsequent option grants vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date.

In December 2009, the stock option program of the Board was adjusted based upon Compensia’s presentation of data regarding board of directors equity grants at the Peer Group companies. The adjustments were as follows: each new non-employee director appointed or elected to the board of directors will receive an initial option to purchase 45,000 shares upon such appointment or election, except for those directors who become non-employee directors by ceasing to be employee directors. The initial option grant vests at the rate of one-third on the one year anniversary of the vesting commencement date, and 1/12th of the shares shall vest each quarter thereafter on the same day of the month as the vesting commencement date, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors will receive a subsequent option immediately following each annual meeting of our stockholders as follows: 10,000 shares for one year of service; 15,000 shares for two years of service; 20,000 shares for three years of service; and 25,000 shares for four or more years of service. The subsequent option grants vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date.

The revised total director compensation delivered more compensation than our previous board compensation package; however, cash compensation for full board service remains below the 50th percentile for the Peer Group against which our board compensation was measured, and equity value delivered is between the 10th and 25th percentiles. Including service on the various board committees, our total direct compensation rose from under the 10th percentile to just above the 10th percentile.

In light of the change in the size of the business due to the Conexant BBA acquisition and the Tallwood investment, a one-time equity grant to directors was approved in December 2009 as follows: Each non-employee director who was first appointed prior to 2009 received a option grant of 33,000 shares. Each non-employee director who was appointed in 2009 received a option grant of 15,000 shares. These grants will vest over three years at the rate of 1/36th each month.

Each of the options to purchase shares of common stock granted to our non-employee directors are subject to acceleration of vesting upon a change of control pursuant to the provisions of each respective Stock Option Agreement by and between the Company and each of the non-employee directors. Pursuant to these provisions, one hundred percent (100%) of the unvested stock options held by each of the non-employee directors will automatically vest in full and become exercisable upon a change of control. Generally, pursuant to these provisions, a change of control means the occurrence of any of the following events:

•

if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

•	a change in the composition of the board of directors of the Company as a result of which fewer than a majority of the directors are incumbent directors; or

•

the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended January 3, 2010.

Director Compensation for Fiscal Year Ended January 3, 2010

Name	Fees Earned or Paid in Cash	Options Awards (5)	Total
Diosdado Banatao (1)	$15,270	$ 2,714	$ 17,984
Danial Faizullabhoy	$63,500	$77,335	$140,835
Elizabeth Fetter (2)	$51,740	$27,956	$ 79,696
Paul Hansen	$69,500	$19,410	$ 88,910
Frederick Lax	$66,500	$29,982	$ 96,482
George Pavlov (3)	$11,010	$ 2,714	$ 13,724
Gopal Venkatesh (4)	$51,740	$23,266	$ 75,006

(1)	Mr. Banatao joined the board of directors effective August 24, 2009.
(2)	Ms. Fetter left the board of directors effective August 24, 2009.
(3)	Mr. Pavlov joined the board of directors effective August 24, 2009.
(4)	Mr. Venkatesh left the board of directors effective August 24, 2009.
(5)	Reflects the dollar amount recognized as compensation expense with respect to options held by the director for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal year ended January 3, 2010 in accordance with SEC rules, and thus includes amounts from awards granted in and prior to 2009. The full grant date fair value (without regard to vesting provisions) of options granted to each director during fiscal 2009 is as follows:

Director	Grant Date	Grant Date Fair Value
Diosdado Banatao	August 24, 2009	$27,726
Diosdado Banatao	December 21, 2009	$15,738
Danial Faizullabhoy	May 21, 2009	$11,419
Danial Faizullabhoy	December 21, 2009	$34,624
Elizabeth Fetter	May 21, 2009	$11,419
Paul Hansen	May 21, 2009	$11,419
Paul Hansen	December 21, 2009	$34,624
Frederick Lax	May 21, 2009	$11,419
Frederick Lax	December 21, 2009	$34,624
George Pavlov	August 24, 2009	$27,726
George Pavlov	December 21, 2009	$15,738
Gopal Venkatesh	May 21, 2009	$11,419

As of January 3, 2010, each director has the following number of options outstanding: Diosdado Banatao 45,000; Danial Faizullabhoy: 131,000; Elizabeth Fetter 35,750; Paul Hansen: 155,999; Frederick Lax 75,000; George Pavlov 45,000; and Gopal Venkatesh 236,750. Elizabeth Fetter and Gopal Venkatesh’s options expire August 24, 2011.

Disclosure Regarding Compensation Consultant

The Company paid less than $120,000 in 2009 to Compensia, Inc. for all compensation advice rendered to the Compensation and Nomination and Governance Committees. In addition, the Nomination and Governance Committee made its decision to retain Compensia to provide advice concerning non-executive director compensation independently from any recommendation or suggestion by management.

Vote Required

Directors shall be elected by a plurality vote. The one Class II stockholder-elected director nominee who receives the highest number of affirmative votes of the shares entitled to be voted shall be elected as a director. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS II DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) to audit our consolidated financial statements for the fiscal year ending January 2, 2011.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (“independent auditors”) is not required by our Bylaws or other applicable legal requirement. However, our board of directors considers submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to be a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

PricewaterhouseCoopers LLP was originally appointed as our independent auditors to perform the annual audit of our financial statements for the fiscal year ended December 31, 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. He will have an opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services PricewaterhouseCoopers LLP provided during fiscal years 2009 and 2008:

	2009	2008
Audit fees (1)	$ 932,159	$845,637
Audit-related fees	—	—
Tax fees (2)	131,775	9,406
All other fees	—	—

Total	$1,063,934	$855,043

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, audit of the effectiveness of our internal control over financial reporting and review of documents provided in connection with other statutory or regulatory filings. The audit fees for 2009 and 2008 represent the amount billed or expected to be billed to the Company as of the date of this Proxy Statement.
(2)	Represents statutory tax compliance and intellectual property valuation services.

The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by PricewaterhouseCoopers LLP. During fiscal years 2009 and 2008, 100% of these services were pre-approved by the Audit Committee in accordance with this policy.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT OUR CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING JANUARY 2, 2011.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 9, 2010, for:

•	each person or entity known to us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Information related to holders of more than 5% of our common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g). The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying the outstanding warrants and stock options held by such person that are exercisable within 60 calendar days of April 9, 2010, but excludes shares of common stock underlying warrants or options held by any other person. Percentage of beneficial ownership is based on 63,096,465 shares of common stock outstanding as of April 9, 2010. Except as indicated by footnote, the address of the beneficial owners is c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538.

	Shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders:
Tallwood (1)	31,800,000	50%
Royce & Associates, LLC (2)	2,931,421	5

Directors and Executive Officers
Diosdado Banatao (1) (3)	31,803,750	50
Danial Faizullabhoy (4)	97,916	*
Paul Hansen (5)	131,249	*
Frederick Lax (6)	37,750	*
George Pavlov (1) (7)	31,803,750	50
James Smaha	—	—
Michael Gulett (8)	358,466	1
Cory Sindelar (9)	126,097	*
Bernard Glasauer	—	—
Noah Mesel (10)	98,462	*
Elizabeth Fetter (11)	35,750	*
Gopal Venkatesh (12)	236,750	*
Craig Garen (13)	150,000	—
Chandrashekhar Khandekar (14)	1,500	*
Nick Shamlou	—	—
All current directors and executive officers as a group (10 persons) (15)	32,657,440	52%

*	Represents beneficial ownership of less than 1% of our common stock.
(1)

The Tallwood Investors beneficially owned 24,000,000 shares and warrants to purchase 7,800,000 shares as of December 31, 2009 pursuant to the Schedule 13D filed with the Securities and Exchange Commission on August 24, 2009 owned. Tallwood III, L.P. (“Tallwood III”), Tallwood III Partners, L.P. (“Tallwood III Partners”), Tallwood III Associates, L.P. (“Tallwood III Associates”) and Tallwood III Annex, L.P. (“Tallwood III Annex” and, together with Tallwood III, Tallwood III Partners and Tallwood III Associates, the “Tallwood Funds”) directly own 10,074,743, 1,275,771, 78,057 and 12,571,429 shares of common stock of the Company, respectively. Tallwood III Management, LLC (“Tallwood Management”) is the general partner of Tallwood III, Tallwood III Partners and Tallwood III Associates. Tallwood III Annex Management, LLC (“Tallwood Annex Management”) is the general partner of Tallwood III Annex. Tallwood Management may be deemed to share voting and dispositive power with respect to the shares owned by Tallwood III, Tallwood III Partners and Tallwood III Associates, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Tallwood Annex Management may be deemed to share voting and dispositive power with respect to the shares owned by Tallwood III Annex, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Entities affiliated with Tallwood beneficially owned 7,800,000 warrants to purchase shares as of December 31, 2009 pursuant to the Schedule 13D filed with the Securities and Exchange Commission on August 24, 2009. Tallwood III, Tallwood III Partners, Tallwood III Associates and Tallwood III Annex directly own warrants to purchase 3,274,291, 414,626, 25,369 and 4,085,714 shares of common stock of the Company, respectively. All of the warrants held by the Tallwood Investors are exercisable within 60 days of April 9, 2010; therefore, these warrants are included for purposes of calculating total ownership of Ikanos common stock. Tallwood Management may be deemed to share voting and dispositive power with respect to the warrants owned by Tallwood III, Tallwood III Partners and Tallwood III Associates, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Tallwood Annex Management may be deemed to share voting and dispositive power with respect to the warrant owned by Tallwood III Annex, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. The business address of each of the Reporting Persons is Tallwood Venture Capital, 400 Hamilton Avenue, Suite 230, Palo Alto, California 94301.
(2)	Royce & Associates, LLC beneficially owned 2,931,421 shares as of December 31, 2009 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on January 25, 2010. Principal address is 1414 Avenue of the Americas, New York, NY, 10019.
(3)	Includes Mr. Banatao’s options to purchase 3,750 shares that were exercisable within 60 days after April 9, 2010.
(4)	Consists of Mr. Faizullabhoy’s options to purchase 97,916 shares that were exercisable within 60 days after April 9, 2010.
(5)	Consists of Mr. Hansen’s options to purchase 131,249 shares that were exercisable within 60 days after April 9, 2010.
(6)	Consists of Mr. Lax’s options to purchase 37,750 shares that were exercisable within 60 days after April 9, 2010.
(7)	Includes Mr. Pavlov’s options to purchase 3,750 shares that were exercisable within 60 days after April 9, 2010.
(8)	Represents (a) 60,000 shares of common stock held by Mr. Gulett and (b) options to purchase 298,466 shares that were exercisable within 60 days after April 9, 2010.
(9)	Represents (a) 55,785 shares of common stock held by Mr. Sindelar and (b) options to purchase 70,312 shares that were exercisable within 60 days after April 9, 2010.
(10)	Represents (a) 32,837 shares of common stock held by Mr. Mesel and (b) options to purchase 65,625 shares that were exercisable within 60 days after April 9, 2010.
(11)	Consists of Ms. Fetter’s options to purchase 35,750 shares that were exercisable within 60 days after April 9, 2010.
(12)	Consists of Mr. Venkatesh’s options to purchase 236,750 shares that were exercisable within 60 days after April 9, 2010.
(13)	Consists of Mr. Garen’s options to purchase 150,000 shares that were exercisable within 60 days after April 9, 2010.
(14)	Consists of 1,500 shares of common stock held by Mr. Khandekar.
(15)	Represents current executive officers and director’s (a) 24,857,440 shares of common stock and (b) 708,818 options to purchase shares that were exercisable within 60 days after April 9, 2010. See notes 1 and 3 through 10.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee is comprised of three non-employee, independent members of the board of directors, none of whom has any interlocking relationships as defined by the SEC. They administer our executive compensation program. In addition, the Compensation Committee’s scope of authority is to set salaries and bonuses of the executive officers and to award equity grants and other compensation to them as appropriate. The Compensation Committee is authorized to review and recommend compensation policies generally, review and approve compensation of our executive officers and administer our stock plans, including review and approval of stock option, restricted stock, restricted stock units (“RSUs”) stock appreciation rights and other equity grants to our executive officers. The Compensation Committee and the board of directors may periodically review and revise the charter, which is available on our website at http://www.ikanos.com/investor/governance.

The Compensation Committee may form and delegate authority to subcommittees when appropriate. In addition to the Compensation Committee, a separate Equity Award Committee, composed of the Chairperson of the Compensation Committee and the Chief Executive Officer, was created by the board of directors and is authorized to grant equity based awards, including both RSUs and options to purchase shares of our common stock within fixed guidelines (previously approved by the board of directors) to each non-executive employee of the Company.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of the compensation of the Chief Executive Officer (“CEO”) or other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Executive officers’ role in determining executive compensation is limited to recommendations made by our CEO to the Committee when they make compensation decisions. From time to time, our CEO, General Counsel and head of Human Resources attend Compensation Committee meetings.

Overview and Philosophy of the Compensation Program

Our philosophy is to provide compensation to our executive officers in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company and to promote the success of the Company’s business.

The objectives of our compensation program are as follows:

•	Provide competitive compensation programs that attract, motivate and retain talent at all levels in the Company with the requisite skills for success;

•	Motivate employees to align their individual performance with achievement of the Company’s objectives;

•	Align the financial interests of the Company and employees with our stockholders via equity-based awards; and

•	Create a direct link between the Company’s performance and individual contribution and awards.

Executive Compensation Components

The primary components of our executive compensation program are salary, bonus, commissions for sales executives, equity incentives, change-in-control and severance packages. In certain instances, we may offer relocation benefits to induce key executives to move their residence to be closer to our headquarters location or such other office as may be appropriate for that executive. Various components of the compensation programs are designed to drive our short-term and long-term strategic goals and values and to reward contributions toward these goals. Short term compensation is mainly comprised of salary, cash bonuses and sales commissions. Long-term compensation is comprised mainly of equity incentives.

The Committee’s general philosophy of executive compensation is to make executive salaries, bonuses and equity grants competitive with other similar companies in our industry. Each executive officer’s compensation package for 2009 consisted of the following elements: (i) base salary, (ii) potential cash bonus based upon the Company’s attainment of pre-established financial objectives and attainment of pre-established individual performance objectives, (iii) eligibility for long-term, equity-based incentive awards designed to align and strengthen the mutuality of interests between our executive officers and our stockholders, (iv) change-in-control agreements and (v) other benefits.

Base Salary

The base salaries of our executive officers are, in general, established on the basis of skills, accomplishments, the scope of the job and prevailing market conditions. The salary for each executive officer is determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. The Compensation Committee generally reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. In 2009, the Compensation Committee did not undertake any compensation analysis or make any adjustments to base compensation paid to our CEO, Chief Financial Officer and our three most highly compensated executive officers (the “named executive officers”). In light of the changes the Company was undergoing as a result of the BBA Acquisition, the Compensation Committee determined that it would be appropriate to wait until management had completed integrating the businesses and the new combined business’ operating results could be measured before adjusting the named executive officers’ compensation.

Executive Bonus Plan

The Executive Bonus Plan for 2009 (the “Bonus Plan”) was designed for executive officers (excluding the Vice President of Worldwide Sales) to align executive performance with overall Company goals and thus to stockholders’ interests, to create incentives for the different members of the executive team to perform in a complementary manner to achieve the same goals, and to motivate the achievement of financial results above and beyond planned goals. The Bonus Plan was based on a combination of Company financial performance objectives as well as subjective individual goals set by our CEO in consultation with each Bonus Plan participant. Each named executive officer’s cash bonus under the Bonus Plan was based upon a percentage of his base salary as set forth in the following table:

Executive	Title	Base Salary	On-Target Bonus %	On-Target Bonus $
Michael Gulett	CEO (1)	$400,000	100%	$400,000
Craig Garen	COO	$300,000	60%	$180,000
Debu Pal	CTO	$250,000	50%	$125,000
Cory Sindelar	CFO	$235,000	50%	$117,500
Noah Mesel	VP, General Counsel	$235,000	50%	$117,500
Bernard Glasauer	VP, Operations	$225,000	50%	$112,500

(1)	On April 27, 2010, Mr. Gulett resigned as our CEO and President effective as of that date.

Executive officers were compensated according to the following allocation of the total on-target bonus in three different performance categories: Company revenue performance (30% of total bonus); Company earnings/(net loss) performance (30% of total bonus); and individual objectives (40% of total bonus). The revenue and earnings/(net loss) performance elements of the 2009 Bonus Plan approved in April 2009 were based upon the Company’s Annual Operating Plan.

•

Revenue: This portion of the bonus would pay out at 100% if the Company achieved $45 million in revenue for the first half of the fiscal year and $55 million for the second half. No bonus would be paid out for revenue performance if revenues were below 80% of the target, or $36 million for the first half and $44 million for the second half; for revenue achievement above 80% of the target, the total bonus amount would equal the actual percentage of revenue attained, with no ceiling above $45 million. In August 2009, after the BBA Acquisition closed, the Compensation Committee modified the second-half revenue target based upon the combined businesses’ forecasted revenue.

•

Earnings/(Net Loss): For the first half of 2009, the Bonus Plan provided that the executive officers would receive their bonuses tied to this element of the Bonus Plan if the Company reported net non-GAAP operating losses no greater than $6.5 million. If net non-GAAP operating losses were less than $6.5 million up to no loss, the Bonus Plan would pay out at between 100% and 120% of target bonus on a linear basis. For the second half of 2009, the Bonus Plan set a non-GAAP earnings target at $0.2 million, with no payout for this component if the actual net income was less than 80% of the target; for earnings achievement above 80% of the target, the total bonus amount would equal the actual percentage of revenue attained, with a cap at 120% of the target. In August 2009, after the BBA Acquisition closed, the Compensation Committee modified the second-half earnings target based upon the combined businesses’ forecasted revenue.

The Earnings/(Net Loss) element of the Bonus Plan excluded from operating results the effect of bonus pay-outs and transaction-related expenses, including bankers and attorneys fees arising from the BBA Acquisition.

•

Individual Objectives. Each executive officer’s personal objectives were tied to internal Company objectives relating to strategic efforts to improve the Company’s performance, product development schedules, proprietary technology initiatives and key process improvements.

•

Discretionary Component. Under the terms of the Bonus Plan, the Compensation Committee retained the discretion to modify bonus pay-outs based upon the Committee’s consideration of factors not specifically included in the Bonus Plan.

In adopting the Bonus Plan in April 2009, the Compensation Committee retained the same structure and on-target percentages as had been previously approved by the Compensation Committee in 2008. The principal difference between the 2008 and 2009 bonus plans, other than different revenue and earnings targets, was the inclusion of an option for the Compensation Committee to pay out a first-half bonus, in recognition of the potential effects of the BBA Acquisition on the Company’s overall performance and on a re-prioritization of individual performance goals that certain executive officers might experience.

In August 2009, the Compensation Committee completed its performance review for those executive officers participating in the Bonus Plan, and awarded bonuses to all eligible executive officers other than Mr. Gulett. In February 2010, the Compensation Committee determined that the Company had achieved 95.1% of its second-half 2009 revenue target, but had not achieved its earnings/(net loss) target.

Bonus decisions for 2009 were determined and approved by the Compensation Committee based in part upon the CEO’s report of each executive’s performance and in part upon the Compensation Committee’s exercise of its discretion under the Bonus Plan.

Equity-Based Incentives

The Compensation Committee believes that the granting of stock options and RSUs is an important method of rewarding and motivating our employees by aligning employees’ interests with those of our stockholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. We utilize a vesting schedule to encourage our executive officers to continue in the employ of the Company and to encourage executive officers to maintain a long-term perspective. In determining the size of stock option and restricted stock unit grants, the Compensation Committee focuses on the executive officers’ current and expected future value to the Company, as well as the relative current value of their previous equity awards.

We do not have any program, plan or policy to grant equity compensation to executive officers on specified dates. We do not attempt to coordinate equity grants with the release or withholding of material non-public information. In 2009, options granted to our executive officers had exercise prices at the fair market value of our common stock at the close of business on the date of grant. The date of grant was determined on the date the grant received approval from the Compensation Committee or, for non-executive employees, the Equity Award subcommittee. All equity awards to our employees, including executive officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC Topic 718 (formerly SFAS 123(R)).

After the BBA Acquisition closed in August 24, 2009, the Compensation Committee determined that all of the employees of the combined company should receive a substantial equity grant to create a new long-term incentive to work for the growth of the Company, in line with stockholder objectives. The Compensation Committee used Compensia, Inc. to gather benchmark data from the following group of companies (the “Benchmark Companies”):

Atheros Communications	Infinera
Advanced Analogic Technologies	Intellon Corporation
AuthenTec	Intersil
Cavium Networks	Magma Design Automation
Entropic Communications	Microtune
Hittie Microwave	Monolithic Power Systems

NetLogic Microsystems	Silicon Image
OmniVision	Silicon Laboratories
Oplink Communications	SMART Modular Technologies
Opnext	Tessera Technologies
Pixelworks	Volterra Semiconductor

The Benchmark Companies were chosen based on having made their initial public offering after 2000, and were used to determine the potential overhang on outstanding common stock resulting from the issuance of a large number of option awards to Company employees. The comparison to IPO companies was imprecise given that Ikanos has been in existence for over ten years, and has been a public company for over four years. Based on the data gathered by Compensia and presented to the Compensation Committee a company-wide equity grant to employees, including the named executive officers, was approved on September 13, 2009. The equity grants approved on September 13, 2009 placed Ikanos just above the 75th percentile of the Benchmark Companies with respect to total overhang.

A complete listing and description of all equity grants to named executive officers during our fiscal year 2009 appears in the table below titled, “Grants of Plan-Based Awards for Fiscal Year Ended January 3, 2010.” The exercise price for all options granted in 2009 to the named executive officers is 100% of the fair market value of the shares on the grant date. The option grants generally vest as to 25% of the shares one year from the vesting commencement date and 1/12th of the total grant per quarter thereafter.

We do not offer traditional employee equity grants to our employees residing in the People’s Republic of China. Due to the complexity and cost of issuing Company securities in compliance with Chinese securities laws, the Committee decided to offer our Chinese employees stock appreciation rights that may only be settled in cash. These stock appreciation rights mimic the value appreciation available to holders of stock options; however, the stock appreciation rights offered in China may not be exchanged for any of our equity when they vest. Rather, the right converts directly to cash when exercised.

In 2009, we granted RSUs to our employees residing in India due to the unfavorable treatment of stock options under Indian tax law.

We also have a tax-qualified employee stock purchase plan (“ESPP”), generally available to all employees including executive officers. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods and allows participants to purchase Company stock through payroll deductions at a discount from the fair market value.

Change-in-Control and Severance Agreements

In certain instances, either as a condition of employment or to continue employment, our executive officers have negotiated change-in-control and/or termination of employment severance provisions. The Compensation Committee believes these types of provisions are necessary in recruiting and retaining our executive officers. The Compensation Committee considers all factors necessary to induce and retain employment with our Company, which includes individual change-in-control and termination of employment severance agreements. These arrangements are made on a case-by-case basis, and typically entail accelerated vesting of equity incentives and/or cash compensation. All of our change-in-control and termination of employment severance agreements are described in detail under the caption “Post-Employment/Change-in-Control Payments.”

From time to time, we have offered termination of employment severance packages to terminated executive officers that did not have an agreement in place prior to their termination. There is not a set policy for determining severance packages, but generally we have in the past provided severance based on years of service, past performance and factors relating to the executive officer’s termination. These severance packages are evaluated and recommended by the Compensation Committee for approval by the full Board of Directors as necessary. In 2009, severance packages were offered to Messrs. Khandekar and Shamlou, and are documented in detail under the caption “Post-Employment/Change-in-Control Payments.”

Other Compensation Plans and Benefits

Sales Executive Compensation Plan

In March 2009, the Compensation Committee approved the 2009 Sales Compensation Plan. The purpose of the Sales Compensation Plan is to attract, retain and motivate the Company’s Vice President of Worldwide Sales through clearly specified sales goals and a pay-for-performance philosophy.

The 2009 Sales Compensation Plan for the Vice President of Worldwide Sales was comprised of the following performance-based compensation incentives:

•

Commission based on meeting our Annual Operating Plan target revenue. The target revenue commission, $84,375, comprised of both quarterly and annual payout components, was 50% of total variable compensation, and 37.5% of his base salary.

•

Variable compensation based on design wins and other personal objectives. The target incentive for design wins and other personal objectives was $84,375, comprised of quarterly payout components, was 50% of total variable compensation, and 37.5% of base salary.

The target payouts were developed based on the Compensation Committee’s review of Mr. Shamlou’s prior year variable compensation. The target payout of $168,782 assumed that the Company would meet revenue, design win and other MBO targets.

For 2009, the Vice President of Worldwide Sales’ revenue targets were as follows:

(Targets in $ Millions)	Q1	Q2	Q3	Q4	Target Annual Revenue
Target Revenue	$22M	$23M	$26m	$29M	$100M

Other benefits/perquisites

Our named executive officers receive no benefits from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) plan. Mr. Shamlou received a car allowance to assist in his role as the Vice President of Worldwide Sales. During 2009, the Company maintained health club memberships for up to 35 employees on a first come, first serve basis. Only one named executive officer received this benefit. During 2009, the Company subsidized 35% of the health club membership. Our named executive officers may participate in this program from time to time. To the extent an executive participated in the health club membership program, the value of that benefit is set forth in the Summary Compensation Table, below.

Our Named Executive Officer 2009 Compensation

Mr. Gulett’s 2009 Compensation

In 2009, the Compensation Committee elected to hold Mr. Gulett’s annual base salary of $400,000 and on-target bonus of $400,000 flat from 2008. The Compensation Committee concluded in the first quarter of 2009 that any salary adjustments should be considered after the Company completed the planned BBA Acquisition. In August 2009, the Compensation Committee determined that the Company had achieved 96% of its revenue target and 103% of its earnings/(net loss) target. Mr. Gulett received no bonus in August 2009, when the other eligible executive officers received their first-half bonuses. The Compensation Committee elected to wait until the end of the year to pay out Mr. Gulett’s bonus. In February 2010, the Compensation Committee determined that the Company had achieved 95.1% of its second-half 2009 revenue targets, but had not achieved its earnings/(net loss) targets. Further, on average, Mr. Gulett had attained 76% of his individual objectives for the year, and thus in combination with the Company’s overall financial performance, and a discretionary bonus awarded for the additional efforts required to successfully complete the Tallwood investment and the BBA Acquisition, the Compensation Committee determined that he should receive a total bonus of $373,806 for the full 2009 fiscal year. No equity grants were considered for Mr. Gulett until September 2009, after the BBA Acquisition was closed. In September 2009, Mr. Gulett received grants of 500,000 stock options and 400,000 stock appreciation rights.

	2009 ($)	2008 ($)	Change (%)(3)
Base Salary	407,692	173,846	234.5
August 2009 Bonus Payout	0		—
February 2010 Bonus Payout/Full Year Payout 2008	239,806(1)	141,120	169
Total Cash Compensation	647,498	314,966	205
Equity Compensation(2)	380,110	80,405	472
Other Compensation (Life Insurance Premium)	756	255	196
Total Compensation	1,028,364	395,626	260

(1)	Mr. Gulett elected to take $134,000 of his bonus for 2009 in the form of 50,000 shares of Ikanos common stock. The allocation of this portion of his bonus to the equity compensation category in this table reflects a difference from the 2009 Summary Compensation Table below.
(2)	Equity Compensation is presented here to be consistent with financial statement reporting requirements, and does not reflect the actual economic value received.
(3)	The changes in compensation from 2008 to 2009 occur because Mr. Gulett was appointed as Chief Executive Officer on July 21, 2008, and only received employee compensation for the portion of the year that he served in that position.

Mr. Sindelar’s 2009 Compensation

In 2009, the Compensation Committee elected to hold Mr. Sindelar’s annual base salary of $235,000 and on-target bonus of $117,500 flat from 2008. The Compensation Committee concluded in the first quarter of 2009 that any salary adjustments should be considered after the Company completed the planned BBA Acquisition. In August 2009, the Compensation Committee determined that the Company had achieved 96% of its revenue target and 103% of its earnings/(net loss) target. Mr. Sindelar achieved 83% of his first-half 2009 individual objectives. Accordingly, Mr. Sindelar received a bonus payment of $54,461 in August 2009 for his performance and the Company’s financial performance during the first half of 2009. In February 2010, the Compensation Committee determined that the Company had achieved 95.1% of its second-half 2009 revenue targets, but had not achieved its earnings/(net loss) targets. Mr. Sindelar achieved 100% of his individual objectives for the second half of 2009. The Compensation Committee also exercised its discretion to pay out a bonus beyond that outlined in the pre-determined criteria of the Bonus Plan. In doing so the Compensation Committee took into account the accomplishments that Mr. Sindelar and the Finance Department achieved in collaboration with all of the different functional departments and worldwide locations to complete the BBA Acquisition and undertake the integration of the businesses. On that basis, the Compensation Committee awarded Mr. Sindelar a bonus of $61,743 for his individual performance and the Company’s financial performance in the second half of 2009. No equity grants were considered for Mr. Sindelar until September 2009, after the BBA Acquisition was closed. In September 2009, Mr. Sindelar received a grant of 325,000 stock options.

	2009 ($)	2008 ($)	Change (%)
Base Salary	239,519	226,385	6
Cash Bonus	116,204	45,000	158
Total Cash Compensation	355,723	271,385	31
Equity Compensation	240,881	362,703	(34)
Other Compensation(1)	612	5,968	(90)
Total Compensation	597,216	640,056	(7)

(1)	Details are provided in the 2009 Summary Compensation Table, below, in note (4).

Mr. Glasauer’s 2009 Compensation

Mr. Glasauer was hired in 2009 initially to serve as a consultant in our operations organization. In April 2009, Mr. Glasauer accepted the position of Vice President of Operations and Quality. His base salary was set at the 60th percentile of those holding comparable positions at semiconductor companies under $200 million in annual revenue in the San Francisco Bay Area, according to the data made available by Radford, Inc., a compensation survey firm. The Compensation Committee approved Mr. Glasauer’s base salary at this level based upon his experience and prior achievements in similar roles at other companies. In August 2009, the Compensation Committee determined that the Company had achieved 96% of its revenue target and 103% of its earnings/(net loss) target. Mr. Glasauer achieved 100% of his second-quarter 2009 objectives. Accordingly, Mr. Glasauer received a bonus payment of $14,794 in August 2009 for his performance and the Company’s financial performance during the first half of 2009. In February 2010, the Compensation Committee determined that the Company had achieved 95.1% of its second-half 2009 revenue targets, but had not achieved its earnings/(net loss) target. Mr. Glasauer achieved 91% of his individual objectives for the second half of 2009. In addition, the Compensation Committee exercised its discretion to pay out a bonus beyond that outlined in the pre-determined criteria of the Bonus Plan. In doing so, the Committee took into account the accomplishments that Mr. Glasauer achieved in the Operations and Facilities departments to complete the BBA Acquisition and undertake the integration of the businesses. On that basis, the Compensation Committee awarded Mr. Glasauer a bonus of $55,033 for his performance and the Company’s financial performance in the second half of 2009. No equity grants were considered for Mr. Glasauer until September 2009, after the BBA Acquisition was closed. In September 2009, Mr. Glasauer received a grant of 200,000 stock options.

	2009 ($)	2008 ($)	Change (%)
Base Salary	153,173	—	—
Cash Bonus	69,827	—	—
Total Cash Compensation	223,000	—	—
Equity Compensation	13,174	—	—
Other Compensation (Life Insurance Premium)	490	—	—
Total Compensation	236,664	—	—

Mr. Mesel’s 2009 Compensation

In 2009, the Compensation Committee elected to hold Mr. Mesel’s annual base salary of $235,000 and on-target bonus of $117,500 flat from 2008. The Compensation Committee concluded in the first quarter of 2009 that any salary adjustments should be considered after the Company completed the planned BBA Acquisition. In August 2009, the Compensation Committee determined that the Company had achieved 96% of its revenue target and 103% of its earnings/(net loss) target. Mr. Mesel achieved 60% of his first-half 2009 objectives. Accordingly, Mr. Mesel received a bonus payment of $49,174 in August 2009 for his individual performance and the Company’s financial performance during the first half of 2009. In February 2010, the Compensation Committee determined that the Company had achieved 95.1% of its second-half 2009 revenue targets, but had not achieved its earnings/(net loss) targets. Mr. Mesel achieved 96% of his individual objectives for the second half of 2009. The Compensation Committee also exercised its discretion to pay out a bonus beyond that outlined in the pre-determined criteria of the Bonus Plan. In doing so, the Compensation Committee took into account the accomplishments that Mr. Mesel and the Legal Department achieved in collaboration with all of the different functional departments and worldwide locations to complete the BBA Acquisition and undertake the integration of the businesses. On that basis, the Compensation Committee awarded Mr. Mesel a bonus of $54,200 for his individual performance and the Company’s financial performance in the second half of 2009. No equity grants were considered for Mr. Mesel until September 2009, after the BBA Acquisition was closed. In September 2009, Mr. Mesel received a grant of 150,000 stock options.

	2009 ($)	2008 ($)	Change (%)
Base Salary	239,519	227,462	5
Cash Bonus	103,374	38,000	172
Total Cash Compensation	342,893	265,462	29
Equity Compensation	189,088	254,882	(26)
Other Compensation(1)	756	4,524	(83)
Total Compensation	532,737	524,868	2

(1)	Details are provided in the 2009 Summary Compensation Table, below, in note (6).

Mr. Garen’s 2009 Compensation

Mr. Garen was hired from Conexant Systems, Inc. in 2009 in connection with the BBA Acquisition. He began service as Chief Operating Officer of the Company on August 24, 2009. His base salary was set at the 60th percentile of those holding comparable positions at semiconductor companies with similar annual revenues in the San Francisco Bay Area, according to the data made available by Radford, Inc. The Compensation Committee approved Mr. Garen’s base salary at this level based upon his experience and prior achievements in similar roles at other companies as well as his importance to the integration of the Ikanos and BBA businesses. The details of Mr. Garen’s sign-on package are described below under “Post-Employment/Change-In-Control Payments.” Mr. Glasauer received a bonus payment of $63,540 for his individual performance and the Company’s financial performance in the portion of 2009 during which he was our COO. In determining the payout to Mr. Garen, the Compensation Committee determined that the Company had achieved 95.1% of its second-half 2009 revenue targets, but had not achieved its earnings/(net loss) targets. Mr. Garen achieved 100% of his individual objectives for the portion of 2009 during which he was employed by the Company. The Compensation Committee also exercised its discretion to pay out a bonus beyond that outlined in the pre-determined criteria of the Bonus Plan. In doing so, the Compensation Committee took into account the accomplishments achieved by Mr. Garen with respect to the integration of the businesses. In September 2009, Mr. Garen received a grant of 600,000 stock options.

	2009 ($)	2008 ($)	Change (%)
Base Salary	109,616	—	—
Cash Bonus	63,540	—	—
Total Cash Compensation	173,156	—	—
Equity Compensation	39,523	—	—
Other Compensation (Life Insurance Premium)	588	—	—
Total Compensation	213,267	—	—

Mr. Khandekar’s 2009 Compensation

In 2009, the Compensation Committee elected to hold Mr. Khandekar’s annual base salary of $235,000 and on-target bonus of $117,500 flat from 2008. The Compensation Committee concluded in the first quarter of 2009 that any salary adjustments should be considered after the Company completed the planned BBA Acquisition. When Mr. Khandekar was reassigned to lead the integration planning for the BBA Acquisition, his salary remained the same as it had been in his role as VP of Operations. In August 2009, the Compensation Committee determined that the Company had achieved 96% of its revenue target and 103% of its earnings/(net loss) target. Mr. Khandekar achieved 76% of his first-half 2009 objectives. Accordingly, Mr. Khandekar received a bonus payment of $48,321 in August 2009 for his individual performance and the Company’s financial performance during the first half of 2009. As he was no longer working at the Company when bonuses for the second half of 2009 were paid, he was ineligible to receive such bonus payments. Amounts paid to Mr. Khandekar in connection with his separation agreement are set forth below under “Post-Employment/Change-In-Control Payments.” No equity grants were considered for Mr. Sindelar until September 2009, after the BBA Acquisition was closed. In September 2009, Mr. Sindelar received a grant of 40,000 stock options.

	2009 ($)	2008 ($)	Change (%)
Base Salary	161,250	212,846	(24)
Cash Bonus	48,321	45,000	7
Payment in Connection with Separation Agreement	107,500	—
Total Cash Compensation	317,071	257,846	23
Equity Compensation	308,581	156,187	98
Other Compensation(1)	34,212	2,554	1240
Total Compensation	659,864	416,587	58

(1)	$30,492 of Mr. Khandekar’s 2009 “Other Compensation” was paid for consulting services as Mr. Khandekar was transitioning out of the Company. Details regarding the remainder of Other Compensation paid to Mr. Khandekar are provided in the 2009 Summary Compensation Table, below, in note (8).

Mr. Shamlou’s 2009 Compensation

In 2009, the Compensation Committee elected to hold Mr. Shamlou’s annual base salary of $225,000 and on-target sales incentive compensation of $168,782 flat from 2008. The Compensation Committee concluded in the first quarter of 2009 that any salary adjustments should be considered after the Company completed the planned BBA Acquisition. Mr. Shamlou received total sales incentive compensation payments of $197,100 for the portion of 2009 he was employed at Ikanos. Of the total amount paid for sales incentive compensation, $70,536 reflected amounts earned by Mr. Shamlou for performance in the first and second quarters of 2009. In the first quarter, Mr. Shamlou attained 94% of his revenue target under the Sales Executive Compensation Plan, and 72% of his design win target. In the second quarter, Mr. Shamlou attained 98% of his revenue target under the VP Sales Incentive Compensation Plan, and 80% of his design win target. The balance of Mr. Shamlou’s incentive compensation payout, or $126,564, was a contractual obligation set forth in Mr. Shamlou’s employment agreement (as amended), and was included in his separation agreement. Complete details of Mr. Shamlou’s separation agreement are set forth below under “Post-Employment/Change-In-Control Payments.”

	2009 ($)	2008 ($)	Change (%)
Base Salary	153,173	220,477	(31)
Sales Incentive Compensation	197,100	119,272	65
Payment in Connection with Separation Agreement	129,814	—	—
Total Cash Compensation	480,087	339,749	41
Equity Compensation	265,255	321,711	(18)
Other Compensation(1)	26,643	43,199	(38)
Total Compensation	771,985	704,659	10

(1)	Details are provided in the 2009 Summary Compensation Table, below, in note (9).

Tax and Accounting Implications

The philosophy of the Compensation Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the business strategies, objectives and initiatives of Ikanos. For incentive-based compensation, the Compensation Committee has considered the desirability of qualifying for deductibility by Ikanos under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible unless the provisions of the plan comply with the requirements of Section 162(m) and are approved periodically by the Company’s stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. As the Compensation Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Compensation

Committee reaches its decisions with a view towards Ikanos’ overall financial performance. Non-performance-based compensation for Ikanos’ executive officers for 2009 did not exceed the $1 million limit per officer. Under Section 162(m), any grants of options having an exercise price equal to or greater than the fair market value of the stock on the date of grant made from Ikanos’ Amended and Restated 2004 Equity Incentive Plan are considered to be performance-based compensation. RSUs do not qualify as performance-based compensation.

We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718 (formerly SFAS 123(R)), which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executive officers at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from the exercise of nonqualified options should be deductible by the Company, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the Compensation Committee was comprised of Ms. Fetter and Messrs. Faizullabhoy and Lax until Ms. Fetter resigned from the Board of Directors in August 2009. At that time, Mr. Pavlov joined the Board, and was appointed to replace Ms. Fetter on the Compensation Committee. At all times, all Compensation Committee members were non-employee directors. No interlocking relationship exists between any member of our board of directors or Compensation Committee and the board of directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Form 10-K for the fiscal year ended January 3, 2010.

THE COMPENSATION COMMITTEE

George Pavlov, Chairman

Danial Faizullabhoy

Frederick Lax

2009 Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $ (1)	Option Awards $ (2)	Non-Equity Incentive Plan Compensation $	All Other Compensation $	Total $
Michael Gulett (3) President & Chief Executive Officer	2009 2008	407,692 173,846	—	— —	246,110 80,405	373,806 141,120	756 255	1,028,364 395,626
Cory Sindelar (4) Chief Financial Officer	2009 2008 2007	239,519 226,385 192,500	— — —	81,395 227,230 275,200	159,486 135,473 138,224	116,204 45,000 40,000	612 5,968 612	597,216 640,056 646,536
Bernard Glasauer (5) Vice President of Operations	2009	153,173	—	—	13,174	69,827	490	236,664
Noah Mesel (6) Vice President, General Counsel and Secretary	2009 2008	239,519 227,462	— —	76,384 153,999	112,704 100,883	103,374 38,000	756 4,524	532,737 524,868
Craig Garen (7) Former Chief Operating Officer	2009	109,616	—	—	39,523	63,540	588	213,267
Chandrashekhar Khandekar (8) Former Vice President of Business Integration	2009 2008 2007	161,250 212,846 90,673	— — —	147,585 109,358 85,937	160,996 46,829 66,528	48,321 45,000 —	141,712 2,554 812	659,864 416,587 243,950
Nick Shamlou (9) Former Vice President of Worldwide Sales	2009 2008 2007	153,173 220,477 205,846	— — —	147,385 206,065 155,911	117,870 115,646 116,220	197,100 119,272 102,617	156,457 43,199 18,692	771,985 704,659 599,286

(1)	Stock awards consist of RSUs. These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, this column represents the dollar amount recognized as compensation expense by the Company for financial statement reporting purposes in accordance with applicable accounting guidance related to stock-based compensation. Reflects the dollar amount recognized with respect to RSUs held by the named executive officer for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal years ended January 3, 2010, December 28, 2008 and December 30, 2007 in accordance with applicable accounting guidance related to stock-based compensation.
(2)	These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, this column represents the dollar amount recognized as compensation expense by the Company for financial statement reporting purposes in accordance with applicable accounting guidance related to stock-based compensation (disregarding an estimate for forfeitures). Reflects the dollar amount recognized with respect to options held by the named executive officer for financial statement reporting purposes for the fiscal years ended January 3, 2010, December 28, 2008 and December 30, 2007 in accordance with applicable accounting guidance related to stock-based compensation.
(3)	Michael Gulett received a cash bonus of $239,806 and 50,000 shares of Ikanos common stock. Based upon the closing price on NASDAQ of $2.68 per share on March 8, 2010, the common stock bonus was valued at $134,000. In addition to stock option awards expense as documented in footnote 2 above, option awards also includes the dollar amount recognized with respect to 400,000 stock settled stock appreciate rights held my Michael Gulett for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal year ended January 3, 2010 in accordance with applicable accounting guidance related to stock-based compensation. The fair value of the SARs was estimated on the date of grant using the Monte-Carlo Simulation model. The amount for all other compensation reflects term life insurance premiums of $756 in 2009 and $255 in 2008. On April 27, 2010, Mr. Gulett resigned as our President and Chief Executive Officer effective as of that date.
(4)	Other compensation consists of term life insurance premium payment in 2009, $675 in 2008 and $612 in 2007 and a one-time paid time off (PTO) pay-out in 2008.
(5)	Bernard Glasauer joined the Company in April 2009. Other compensation consists of term life insurance premium payment in 2009.
(6)	Noah Mesel joined the Company in June 2007 but was not a named executive officer until 2008. Other compensation consists of term life insurance premium payment in 2009 and $612 for 2008 and a PTO pay-out in 2008.
(7)	Craig Garen joined the Company in August 2009. Other compensation consists of term life insurance premium payment . On April 1, 2010, the Company entered into a separation and release agreement with Mr. Garen which sets forth terms and conditions governing Mr. Garen’s departure from the Company.

(8)	Other compensation in 2009 consists of $107,500 in severance payments, $30,492 for consulting services, and $3,312 for COBRA medical payments pursuant to his separation agreement in 2009 and term life insurance premium payment of $408 in 2009. Other compensation in 2008 represented a PTO pay-out of $1,522, health club dues of $420 and term life insurance premium payment of $612. Other compensation in 2007 represented in 2008, and health club dues of $200 and term life insurance premium payment of $612.in 2007. On September 25, 2009, the Company entered into a separation and release agreement with Mr. Khandekar which sets forth terms and conditions governing Mr. Khandekar’s departure from the Company.
(9)	Nick Shamlou was paid sales commissions, which are classified as non-equity incentive plan compensation. Other compensation consists of $129,814 in severance payments, $21,115 for car allowance and $5,038 for COBRA medical payments pursuant to his separation agreement in 2009 and term life insurance premium payment of $490 in 2009. Other compensation in 2008 represented car allowance of $18,000, tax preparation assistance of $14,610, a PTO pay-out of $9,914 and term life insurance premium payment of $675.; Other compensation in 2007 represented car allowance of $18,692 and term life insurance premium payment of $612. On September 1, 2009, the Company entered into a separation and release agreement with Mr. Shamlou which sets forth terms and conditions governing Mr. Shamlou’s departure from the Company.

Grants of Plan-Based Awards for Fiscal Year Ended January 3, 2010

					All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael Gulett (5)	9/13/09 9/13/09	— —	— — 400,000	— — 400,000	— —	500,000 400,000	$1.77 $1.77	$423,750 359,000
Cory Sindelar	9/13/09	—	— 117,500	— 117,500	—	325,000	$1.77	$275,438
Bernard Glasauer	9/13/09	—	— 112,500	— 112,500	—	200,000	$1.77	$169,500
Noah Mesel	9/13/09	—	— 117,500	— 117,500	—	150,000	$1.77	$127,125
Craig Garen	9/13/09	—	— 180,000	— 180,000	—	600,000	$1.77	$508,500
Chandrashekar Khandekar			107,500	107,500
Nick Shamlou			225,000	*(6)

(1)	Amounts shown are estimated payouts for fiscal 2009 to Mr. Gulett, Mr. Sindelar, Mr. Glasauer, Mr. Khandekar, Mr. Mesel, and Mr. Garen under the Executive Bonus Plan, and to Mr. Shamlou under the Sales Executive Compensation Plan. These amounts are based on the individual’s fiscal 2009 base salary and position. Actual bonuses received by these named executive officers for fiscal 2009 are reported in the 2009 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Stock awards consist of RSUs.
(3)	The exercise price for all options granted to the named executive officers on September 13, 2009 was set by the Compensation Committee. The Committee set the exercise price at $1.77 per share, which was the closing price of Ikanos common stock on August 24, 2009, the closing date of the transaction in which the Company completed the BBA Acquisition. The closing price of Ikanos common stock on September 11, 2009, the last trading day before the date of the Compensation Committee meeting, was $1.70 per share.
(4)	The value of a stock award or option award is based on the full fair value as of the grant date of such award determined pursuant to SEC rules without regard to vesting and disregarding an estimate for forfeitures.
(5)	Mr. Gulett received 500,000 options and 400,000 stock settled stock appreciate rights.
(6)	As disclosed in the Compensation Discussion and Analysis, there was no maximum for Mr. Shamlou’s revenue-based Sales Executive Compensation Plan.

Narrative to 2009 Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year Ended January 3, 2010

See Compensation Discussion and Analysis above for a complete description of the compensation plans pursuant to which the amounts listed under the 2009 Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year Ended January 3, 2010 were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and RSUs.

Outstanding Equity Awards at January 3, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (9)
Michael Gulett	33,300 12,000 12,000 12,000 177,083 — —	— (1 — (1 — (1 — (1 322,917(2 500,000(3 400,000(4	) ) ) ) ) ) )	$ 0.48 $13.46 $ 7.16 $ 3.57 $ 2.52 $ 1.77 $ 1.77	8/21/13 6/13/16 6/12/17 6/12/18 7/28/15 9/13/16 9/13/16	— — — — — — —	— — — — — — —

Cory Sindelar	60,937 —	14,063(5 325,000(7	) )	$12.80 $ 1.77	9/12/16 9/13/16	2,500(6 —)	$4,675 —

Bernard Glasauer	—	200,000(7)		$ 1.77	9/13/16	—	—

Noah Mesel	56,250 —	33,750(8 150,000(7	) )	$ 7.30 $ 1.77	2/13/17 9/13/16	— —	— —

Craig Garen	—	600,000(7)		$ 1.77	9/13/16	—	—

(1)	Options are fully vested.
(2)	Options were granted on July 28, 2008 and 1/48 of the shares vest each month.
(3)	Options were granted on September 13, 2009 and 25% of the shares shall vest on August 24, 2010 with the remaining shares vesting at a rate of 1/12 each quarter thereafter.
(4)	Stock appreciate rights were granted on September 13, 2009. The SARs grant to Mr. Gulett will have a one year vesting schedule that begins when the Company’s common stock exceeds certain stock price goals for a period of 20 consecutive trading days. Specifically, vesting of the SAR will be dependent upon the attainment of average closing prices for the common stock for 20 consecutive trading days (the “20-Day Average Closing Price”) as follows:

25% will begin vesting when the 20-Day Average Closing Price is 200% of the exercise price, which was set by the Committee at $1.77 per share (the “Exercise Price”); (ii) 25% will begin vesting when the 20-Day Average Closing Price is 300% of the Exercise Price; (iii) 25% will begin vesting when the 20-Day Average Closing Price is 400% of the Exercise Price; and (iv) the final 25% will begin vesting when the 20-Day Average Closing Price is 500% of the Exercise Price. The SARs that begin vesting upon the triggering of each stock price goal will vest in equal quarterly installments over the one year after that stock price goal is achieved.

(5)	Options were granted on September 12, 2006 and 25% of the shares vested on September 8, 2007 and 1/48 each month thereafter.
(6)	RSUs were granted on September 12, 2006 and 25% vest per annum on September 8, 2007 through September 8, 2010.
(7)	Options were granted on September 13, 2009 and 25% of the shares shall vest on August 24, 2010 with the remaining shares vesting at a rate of 1/12 each quarter thereafter.
(8)	90,000 options were granted on July 24, 2007 and 25% of the shares vested on June 19, 2008 and 1/48 each month thereafter.
(9)	Based on $1.87 per share, the closing price of the Company’s common stock on December 31, 2009, the last trading day of the fiscal year.

Option Exercises and Stock Vested for Fiscal Year Ended January 3, 2010

	Stock Awards
	Acquired On Vesting	Number of Shares Value Realized on Vesting (1)
Cory Sindelar	18,800	$30,059
Noah Mesel	17,500	$26,525
Chandrashekar Khandekar	20,000	$29,900
Nick Shamlou	29,725	$49,363

(1)	The value realized equals the fair market value of Ikanos common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

The Company’s named executive officers received no benefits in fiscal year 2009 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) plan. They also did not participate in any non-qualified deferred compensation plans.

POST-EMPLOYMENT/CHANGE-IN-CONTROL PAYMENTS

Individual Offer Letters and/or Employment Agreements

The following narratives and tables describe the payments and/or benefits that are payable by the Company to the named executive officers upon termination of employment or in the event of a change-in-control under various applicable scenarios pursuant to such named executive officer’s offer letter, equity grant agreements and/or employment agreement with the Company. The amounts provided in examples are estimates only and may not reflect the actual amounts payable to our named executive officers.

Michael Gulett – President and Chief Executive Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

As previously noted, on April 27, 2010, Mr. Gulett resigned as our President and Chief Executive Officer effective as of that date. As a result, the terms of the Gulett Offer Letter (as defined below) are no longer in effect. However, on January 3, 2010, Mr. Gulett was entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Offer Letter by and between Mr. Gulett and the Company dated July 28, 2008 (the “Gulett Offer Letter”). The estimated potential severance benefits payable to Mr. Gulett if the various termination scenarios had occurred on January 3, 2010, are described below. The relevant definitions follow the tabular description.

If within twelve (12) months following a Change of Control, Mr. Gulett had resigned from his employment with the Company for Good Reason or the Company had terminated Mr. Gulett’s employment without Cause, Mr. Gulett would have received the following severance package, subject to his executing and not revoking a separation agreement and release of claims against the Company: (i) continuing payments of severance pay equal to twelve (12) months of Mr. Gulett’s then current base salary on the date of termination (or, if greater, in effect immediately prior to the Change of Control) paid ratably over the same period as the continued base salary; (ii) one hundred percent (100%) of his target bonus for the year in which the termination occurs (or, if greater, his target bonus in effect immediately prior to the Change of Control), (iii) accelerated vesting of all outstanding and unvested equity awards with respect to 50% of his then unvested portion of any such award, and (iv) reimbursement by the Company for payments made by Mr. Gulett for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 12 months starting from the termination date or until Mr. Gulett obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

In the event that the Company had terminated Mr. Gulett’s employment without Cause unrelated to a Change of Control, Mr. Gulett would have received the following severance package, subject to his executing and not revoking a separation agreement and release of claims against the Company: (i) continuing payments of severance pay equal to twelve (12) months of Mr. Gulett’s then current base salary on the date of termination; (ii) one hundred percent (100%) of his target bonus for the year in which the termination occurs paid ratably over the same period as the continued base salary, (iii) accelerated vesting of all outstanding and unvested equity awards with respect to that portion of the award that would have vested during the one year period following his date of termination if he had been employee with the Company through such period, and (iv) reimbursement by the Company for payments made by Mr. Gulett for COBRA coverage for 12 months starting from the termination date or until Mr. Gulett obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

Estimated Value of Change-in-Control and Severance Benefits (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)	NEO Termination Without Cause Unrelated to a Change of Control (3)(9)
Base Salary	$400,000(4)	$400,000(4)
Bonus	$400,000(5)	$400,000(5)
Acceleration of Vesting of Stock Options	$ 45,000(6)	$ 15,625(7)
Health Care Benefits	$ 21,240(8)	$ 21,240(8)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of January 3, 2010 (the Company’s fiscal year end) and the closing sales price of our common stock on the NASDAQ Global Market on December 31, 2009, which was the last trading day of the fiscal year ended January 3, 2010.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.

(3)	A termination unrelated to a Change of Control is a termination that occurs (i) prior to the Change of Control date or (ii) more than twelve months after the Change of Control date.
(4)	Represents severance pay equal to 12 months of Mr. Gulett’s base salary of $400,000 in effect as of January 3, 2010.
(5)	The annual target bonus is 100% of his base salary.
(6)	Represents the intrinsic value of 50% of outstanding and unvested options to purchase 611,458 shares as of January 3, 2010, which would accelerate and become exercisable.
(7)	Represents the intrinsic value of outstanding and unvested options that would vest within one year, to purchase 281,250 shares as of January 3, 2010, which would accelerate and become exercisable.
(8)	Represents the premiums to be paid by the Company for 12 months continuation of health care benefits in effect as of January 3, 2010.
(9)	Severance benefits are contingent upon Mr. Gulett’s executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Gulett Offer Letter:

“Cause” means: (i) Mr. Gulett’s failure to perform his assigned duties or responsibilities after written notice thereof from the Company describing his failure to perform such duties or responsibilities and his inability to correct such failure within thirty (30) days after such written notice; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) intentional violation of any federal or state law or regulation directly applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Gulett and the Company; or (v) being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means any of the following that occurs on or following a Change of Control and without Mr. Gulett’s express written consent: (i) a material reduction of his duties, position or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; or (iv) a material change in the geographic location at which he must perform services (in other words, his relocation to a facility or a location more than fifty (50) miles from his then present location); provided, however, that before Mr. Gulett may terminate his employment for Good Reason, (a) he must provide written notice to the Company, within ninety (90) days of the initial existence of the Good Reason condition, setting forth the reasons for his intention to terminate his employment for Good Reason and (b) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason under the Gulett Offer Letter.

Cory J. Sindelar – Chief Financial Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Sindelar is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Amendments dated July 21, 2008 and December 31, 2008, to the Offer Letter by and between Mr. Sindelar and the Company dated August 16, 2006 (collectively, the “Sindelar Offer Letter”). The estimated potential severance benefits payable to Mr. Sindelar in the various termination scenarios are described below. The relevant definitions follow the tabular description.

In the event the Company undergoes a Change of Control, and if within twelve (12) months of that Change of Control the Company or its successor-on-interest terminates Mr. Sindelar’s employment without Cause or if he terminates his employment for Good Reason, he shall be entitled to (i) a severance payment equal to one times base salary plus 2/3 annual on-target bonus; (ii) reimbursement of up to one year of the cost of COBRA health benefits (which will terminate upon his acceptance of subsequent employment with a company where health benefits are offered); and the vesting of equity awards granted will vest for the greater of: (iii) (a) 50% acceleration of unvested equity, to the extent that any agreement between the Company and Mr. Sindelar regarding equity granted prior to June 12, 2008, does not provide for at least 50% acceleration of such unvested equity, (b) 25% of the total equity awards granted or (c) number of months (partial or full) vested multiplied by two divided by the number of months required for the equity awards to vest in full, up to 100% of total shares or options granted.

Notwithstanding the foregoing, Mr. Sindelar will only be entitled to acceleration of option vesting and compensation if Mr. Sindelar enters into (and does not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

Estimated Value of Change-in-Control and Severance Benefits (1)

Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)	NEO Termination Without Cause Unrelated to a Change of Control (3)(9)
Base Salary	$235,000(4)	N/A
Bonus	$ 78,333(5)	N/A
Acceleration of Vesting of Stock Options	$ 16,250(6)	N/A
Acceleration of Vesting of RSUs	$ 4,675(7)	N/A
Health Care Benefits	$ 21,240(8)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of January 3, 2010 (the Company’s fiscal year end) and the closing sales price of our common stock on the NASDAQ Global Market on December 31, 2009, which was the last trading day of the fiscal year ended January 3, 2010.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Mr. Sindelar is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to one year of Mr. Sindelar’s base salary of $235,000 in effect as January 3, 2010.
(5)	Represents 2/3 of Mr. Sindelar’s on-target bonus of $117,500 as of January 3, 2010.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 176,563 shares as of January 3, 2010, which would accelerate and become exercisable.
(7)	Represents the intrinsic value of 2,500 unvested, outstanding RSU awards as of January 3, 2010, which would vest.
(8)	Represents the premiums to be paid by the Company for one year continuation of health care benefits in effect as of January 3, 2010.
(9)	Severance benefits are contingent upon Mr. Sindelar executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Sindelar Offer Letter:

“Cause” means: (i) Mr. Sindelar’s failure to perform his assigned duties or responsibilities after notice from the Company describing his failure to perform such duties and responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Sindelar and the Company; or (v) Mr. Sindelar’s being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means Mr. Sindelar’s resignation within 30 days following the expiration of any Company cure period following the occurrence of one or more of the following, without his consent: (i) a material reduction of Mr. Sindelar’s authority, duties, or responsibilities; (ii) a material reduction by the Company in Mr. Sindelar’s base salary, as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Sindelar must perform services, (in other words, his relocation to a facility that is more than 50 miles from his current residence). Mr. Sindelar will not resign for Good Reason without first providing the Company with written notice or the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

“Severance” means any cash severance payable to Mr. Sindelar, if any, pursuant to the Sindelar Offer Letter will be paid in one lump sum payment subject to the execution of a release of claims and any delay as may be required.

Bernard Glasauer, Vice President of Operations

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Glasauer is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to his offer letter dated April 29, 2009 (the “Glasauer Offer Letter”), if within 12 months following a Change of Control (A) Mr. Glasauer resigns from his employment with the Company for Good Reason, or (B) the Company terminates his employment without Cause, then he will be entitled to receive the following severance: (i) continuing payments of severance pay equal to nine months of his then current base salary on the date of termination (or, if greater, as in effect immediately prior to the Change of Control), payable in accordance with the Company’s normal payroll procedures and subject to the usual, required withholding; (ii) 75% of his target bonus for the year in which the termination occurs (or, if greater, his target bonus as in effect immediately prior to the Change of Control), to be paid in equal installments over the nine month period from the date of such termination, payable in accordance with the Company’s normal payroll procedures and subject to the usual, required withholding; (iii) accelerated vesting of outstanding and unvested equity awards with respect to that portion of the award that would have vested during the nine month period following his date of termination if he had remained employed with the Company through such period; and (iv) provided (A) Mr. Glasauer constitute a qualified beneficiary, as defined in Section 4980B(g)(l) of the Code, and (B) Mr. Glasauer elect continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA, the Company will reimburse his COBRA premiums for his continued health (i.e., medical, dental and vision) coverage until the earlier of (x) nine months, or (y) until he obtains substantially similar coverage under another employer’s group insurance plan. Notwithstanding the foregoing, Mr. Glasauer will only be entitled to the severance payments and benefits set forth above if he enters into (and does not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company, that becomes effective within 90 days of his termination of employment.

In the event the Company terminates Mr. Glasauer’s employment with the Company without Cause, Mr. Glasauer will be entitled to receive (i) continuing payments of severance pay equal to six months of his then current base salary on the date of termination, payable in accordance with the Company’s normal payroll procedures and subject to the usual, required withholding; (ii) 50% of his target bonus for the year in which the termination occurs, to be paid in equal installments over the six month period from the date of such termination on the same dates and pursuant to the Company’s same payroll policies that payments under clause (i) are made; (iii) accelerated vesting of outstanding and unvested equity awards with respect to that portion of the award that would have vested during the six month period following his date of termination if he had remained employed with the Company through such period; and (iv) provided (A) Mr. Glasauer constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and (B) Mr. Glasauer elect continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA, the Company will reimburse his COBRA premiums for his continued health (i.e., medical, dental and vision) coverage until the earlier of (x) six months, or (y) until he obtains substantially similar coverage under another employer’s group insurance plan.

Estimated Value of Change-in-Control and Severance Benefits (1)

Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)	NEO Termination Without Cause Unrelated to a Change of Control (3)(9)
Base Salary	$168,750(4)	$112,500(5)
Bonus	$ 56,250(6)	$ 56,250(6)
Acceleration of Vesting of Stock Options	$ 5,000(7)	—
Health Care Benefits	$ 15,930(8)	$ 10,620(9)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of January 3, 2010 (the Company’s fiscal year end) and the closing sales price of our common stock on the NASDAQ Global Market on December 31, 2009, which was the last trading day of the fiscal year ended January 3, 2010.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	A termination unrelated to a Change of Control is a termination that occurs (i) prior to the Change of Control date or (ii) more than 12 months after the Change of Control date.
(4)	Represents severance pay equal to nine months of Mr. Glasauers’s base salary of $225,000 in effect as of January 3, 2010.
(5)	Represents severance pay equal to six months of Mr. Glasauer’s base salary of $225,000 in effect as of January 3, 2010.
(6)	Represents 50% of Mr. Glasauers’s on-target bonus of $112,500 as of January 3, 2010.
(7)	Represents the intrinsic value of outstanding and unvested options that would vest within nine months, to purchase 50,000 shares as of January 3, 2010, which would accelerate and become exercisable.
(8)	Represents the premiums to be paid by the Company for nine months continuation of health care benefits in effect as of January 3, 2010.
(9)	Represents six months of severance benefits are contingent upon Mr. Glasauer’s executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Glasauer Offer Letter:

“Cause” means: (i) Mr. Glasauer’s failure to perform his assigned duties or responsibilities after written notice thereof from the Company describing his failure to perform such duties or responsibilities and his inability to correct such failure within thirty (30) days after such written notice; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) intentional violation of any federal or state law or regulation directly applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Glasauer and the Company; or (v) Mr. Glasauer being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control under the Glasauer Agreement); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means any of the following that occurs on or following a Change of Control and without Mr. Glasauer’s express written consent: (i) a material reduction of his duties, position or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; or (iv) a material change in the geographic location at which he must perform services (in other words, relocation to a facility or a location more than fifty (50) miles from his then present location); provided, however, that before Mr. Glasauer may terminate his employment for Good Reason, (A) Mr. Glasauer must provide written notice to the Company, within 90 days of the initial existence of the Good Reason condition, setting forth the reasons for his intention to terminate his employment for Good Reason and (B) the Company must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation be deemed to be for Good Reason if it is made more than 12 months following the initial occurrence of any of the events that otherwise would constitute Good Reason under the Glasauer Offer Letter.

Noah Mesel – Vice President, General Counsel and Secretary

Mr. Mesel is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Amendments dated July 25, 2008 and December 24, 2008, to the Offer Letter by and between Mr. Mesel and the Company dated June 14, 2007 (collectively, the “Mesel Offer Letter”). The estimated potential severance benefits payable to Mr. Mesel in the various termination scenarios are described below. The relevant definitions follow the tabular presentation.

In the event the Company undergoes a Change of Control, and if within 12 months of that Change of Control the Company or its successor-on-interest terminates Mr. Mesel’s employment without Cause or if he terminates his employment for Good Reason, he shall be entitled to (i) a severance payment equal to one times base salary plus 2/3 annual on-target bonus; (ii) reimbursement of up to one year of the cost of COBRA health benefits (which will terminate upon his acceptance of subsequent employment with a company where health benefits are offered); and (iii) 50% acceleration of unvested equity, to the extent that any agreement between Mr. Mesel and the Company regarding equity granted prior to June 12, 2008, does not provide for at least 50% acceleration of such unvested equity at the time his employment is terminated.

Notwithstanding the foregoing, Mr. Mesel will only be entitled to acceleration of option vesting and compensation if Mr. Mesel enters into (and does not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

Estimated Value of Change-in-Control and Severance Benefits (1)

Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)	NEO Termination Without Cause Unrelated to a Change of Control (3)
Base Salary	$235,000(4)	N/A
Bonus	$ 78,333(5)	N/A
Acceleration of Vesting of Stock Options	$ 7,500(6)	N/A
Health Care Benefits	$ 21,240(7)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of January 3, 2010 (the Company’s fiscal year end) and the closing sales price of our common stock on the NASDAQ Global Market on December 31, 2009, which was the last trading day of the fiscal year ended January 3, 2010.
(2)	A termination related to a Change of Control is a termination that occurs during the 12-month period following the Change of Control date.
(3)	Mr. Mesel is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to one year of Mr. Mesel’s base salary of $235,000 in effect as of January 3, 2010.
(5)	Represents 2/3 of Mr. Mesel’s on-target bonus of $117,500 as of January 3, 2010.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 108,750 shares as of January 3, 2010, which would accelerate and become exercisable.
(7)	Represents the premiums to be paid by the Company for one year continuation of health care benefits in effect as of January 3, 2010.

Definitions

The following are the definitions that are applicable to the Mesel Offer Letter:

“Cause” means: (i) Mr. Mesel’s failure to perform his assigned duties or responsibilities after notice from the Company describing his failure to perform such duties or responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Mesel and the Company; or (v) Mr. Mesel being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means Mr. Mesel’s resignation within 30 days following the expiration of any Company cure period following the occurrence of one or more of the following, without Mr. Mesel’s consent: (i) a material reduction of Mr. Mesel’s authority, duties, or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Mesel’s must perform services, (in other words, his relocation to a facility that is more than 50 miles from his current location). Mr. Mesel will not resign for Good Reason without first providing the Company with written notice or the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

“Severance” means any cash severance payable to Mr. Mesel, if any, pursuant to the Mesel Offer Letter will be paid in equal installments over the 12 month period following Mr. Mesel’s termination in accordance with the Company’s normal payroll practices, subject to the execution of a release of claims and any delay as may be required.

Craig Garen – Former Chief Operating Officer

Mr. Garen left the Company as Chief Operating Officer effective April 1, 2010. In connection with Mr. Garen’s departure, the Company and Mr. Garen entered into a separation and release agreement on April 1, 2010 (the “Garen Separation Agreement”) pursuant to which Mr. Garen agreed to a release of claims against the Company.

Pursuant to the Garen Separation Agreement, the Company agreed to pay Mr. Garen a severance payment of $345,600 that represents nine months’ base salary and 2/3 of his annual on-target bonus, less applicable withholdings, in equal installments over the nine-month period following April 1, 2010 on each regular payroll date, and $23,088 for accrued and unused vacation pay, less applicable withholdings. The Company also agreed to pay the cost of Mr. Garen’s COBRA benefit coverage through January 31, 2011, or until he becomes eligible for group insurance benefits from another employer, whichever occurs first. In addition, the Company accelerated the vesting of 25% of Mr. Garen’s unvested stock option.

Chandrashekhar Khandekar – Former Vice President of Integration

Mr. Khandekar left the Company as Vice President of Integration effective September 25, 2009. In connection with Mr. Khandekar’s departure, the Company and Mr. Khandekar entered into a Separation and Release Agreement on September 25, 2009 (the “Khandekar Separation Agreement”) pursuant to which Mr. Khandekar agreed to a release of claims against the Company.

Pursuant to the Khandekar Separation Agreement, the Company agreed to pay Mr. Khandekar a severance payment of $107,500 that represents six months’ base salary in equal installments biweekly starting January 15, 2010 through July 2, 2010. The Company also agreed to pay the cost of Mr. Khandekar’s COBRA benefit coverage through April 30, 2010, or until he becomes eligible for group insurance benefits from another employer. In addition, the Company accelerated the vesting of 50% of his unvested RSUs and 25% of unvested stock options.

On September 28, 2009 the Company entered into a consulting agreement with Mr. Khandekar for his services to facilitate the integration of the BBA Acquisition. This agreement ended November 26, 2009. The Company paid Mr. Khandekar $30,482 for his consulting services in 2009.

Nick Shamlou – Former Vice President of Worldwide Sales

Mr. Shamlou left the Company as Vice President of Worldwide Sales effective September 1, 2009. In connection with Mr. Shamlou’s departure, the Company and Mr. Shamlou entered into a Separation and Release Agreement on September 1, 2009 (the “Shamlou Separation Agreement”) pursuant to which Mr. Shamlou agreed to a release of claims against the Company.

Pursuant to the Shamlou Separation Agreement, the Company agreed to pay Mr. Shamlou one month’s salary in lieu of notice together with any accrued and unused vacation pay. The Company also agree to pay his COBRA benefit coverage through February 26, 2010, which totaled $10,076. In addition, the Company agreed to pay Mr. Shamlou a severance payment of $112,500 that represents six months’ base salary in equal installments through February 26, 2010. In addition, Mr. Shamlou received an amount equivalent to 50% of his target commission, $84,386, for the year to be paid in equal installments over the six month period ending February 26, 2010. Mr. Shamlou will also receive a car allowance of $9,000 for the six month period ending February 26, 2010. In addition, the Company agreed to pay his COBRA benefit coverage for seven months through March 31, 2010, or until he becomes eligible for group insurance benefits from another employer.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership of our securities on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, during the last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met, with the exception of stock options granted to each of our non-employee directors on May 21, 2009 and stock options granted to each of our non-employee directors on December 21, 2009 resulting in ten late Form 4’s.

Certain Relationships and Related Transactions

Investor Rights Agreement and Registration Rights

We have entered into an agreement with certain holders of our common stock that provides for certain rights relating to the registration of their shares of common stock.

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating and Corporate Governance Committee is responsible for the review, approval and ratification of transactions with related persons, specifically, the Nominating and Corporate Governance Committee has the authority to:

•	Review and monitor the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers;

•	Consider questions of possible conflicts of interest of members of the Board and corporate officers; and

•

Review actual and potential conflicts of interest of members of the Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest. In performing its responsibilities, the Nominating and Corporate Governance Committee shall have the authority to hire and obtain advice, reports or opinions from internal or external counsel and expert advisors.

Indemnification and Insurance

We have entered into an indemnification agreement with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of our board of directors serves as the representative of our board of directors for general oversight of our financial accounting and reporting process, our system of internal financial control, audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm (independent auditors), PricewaterhouseCoopers LLP, are responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements and the audit of the effectiveness of our internal control over financial reporting with our management and independent auditors, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380), as adopted by the PCAOB in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with them their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, for filing with the SEC.

Our board of directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at the investor relations section of our website at: www.ikanos.com. Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market and the federal securities laws.

THE AUDIT COMMITTEE

Paul Hansen, Chairman
Danial Faizullabhoy
Frederick Lax

OTHER MATTERS

As of the date hereof, our board of directors is not aware of any other matters to be submitted at the Annual Meeting. No proposals were received from stockholders prior to the deadline set forth in the bylaws. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors recommends or as they otherwise deem advisable.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card.

For Shares Registered in the Name of a Stockbroker or a Bank

A number of stockbrokers and banks are participating in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in an account with a stockbroker or a bank participating in the Broadridge Financial Solutions program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ voting website (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 7, 2010. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

THE BOARD OF DIRECTORS

Fremont, California

April 29, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IKANOS COMMUNICATIONS, INC.

M25169-P93465

IKANOS COMMUNICATIONS, INC.

ATTN: BONNIE MOTT

47669 FREMONT BLVD.

FREMONT, CA 94538

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2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

(independent auditors) for the fiscal year ending January 1, 2011.

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01) Danial Faizullabhoy

1. Election of Directors

Nominee:

M25170-P93465

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 p.m. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you

vote FOR the following:

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney,

executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Stockholder Letter are available at www.proxyvote.com.

IKANOS COMMUNICATIONS, INC.

2010 Annual Meeting of Stockholders

This proxy is solicited by the Board of Directors of Ikanos Communications, Inc.

The undersigned stockholder of Ikanos Communications, Inc., a Delaware corporation, hereby acknowledges receipt of the

Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2010, and hereby appoints

Diosdado Banatao and Cory Sindelar, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 annual meeting of stockholders of

Ikanos Communications, Inc. to be held on Tuesday, June 8, 2010, at 1:30 p.m., Pacific Time, at 47669 Fremont Boulevard,

Fremont, California 94538, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION

OF THE SPECIFIED NOMINEES AS DIRECTORS AND “FOR” THE RATIFICATION OF OUR INDEPENDENT AUDITORS, AND

AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side